Exhibit 10.1

Published CUSIP Number: 84857HAH3

CREDIT AGREEMENT

Dated as of April 18, 2012

among

SPIRIT AEROSYSTEMS, INC.,

as Borrower,

SPIRIT AEROSYSTEMS HOLDINGS, INC.,

as Parent Guarantor,

THE SUBSIDIARY GUARANTORS PARTY HERETO,

THE LENDERS REFERRED TO HEREIN,

and

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

COMPASS BANK,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, N.A.

as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

THE BANK OF NOVA SCOTIA,

CITICORP GLOBAL MARKETS INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

RBC CAPITAL MARKETS

and

RBS SECURITIES INC.

as Joint Lead Arrangers and Joint Bookrunners

i

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

1.01 Defined Terms	1
1.02 Other Interpretive Provisions	42
1.03 Accounting Terms	43
1.04 Rounding	44
1.05 Times of Day	44
1.06 Letter of Credit Amounts	44

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	45

2.01 Commitments	45
2.02 Borrowings, Conversions and Continuations of Loans	49
2.03 Letters of Credit	50
2.04 Swing Line Loans	60
2.05 Prepayments	63
2.06 Termination or Reduction of Aggregate Revolving Commitments	66
2.07 Repayment of Loans	67
2.08 Interest	67
2.09 Fees	68
2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	69
2.11 Evidence of Debt	70
2.12 Payments Generally; Administrative Agent’s Clawback	70
2.13 Sharing of Payments by Lenders	72
2.14 Cash Collateral	73
2.15 Defaulting Lenders	74

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	77

3.01 Taxes	77
3.02 Illegality	81
3.03 Inability to Determine Rates	82
3.04 Increased Costs	82
3.05 Compensation for Losses	84
3.06 Mitigation Obligations; Replacement of Lenders	84
3.07 Survival	85

ARTICLE IV GUARANTY	85

4.01 The Guaranty	85
4.02 Obligations Unconditional	86
4.03 Reinstatement	87
4.04 Certain Additional Waivers	87
4.05 Remedies	87
4.06 Rights of Contribution	87
4.07 Guarantee of Payment; Continuing Guarantee	88

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	88

5.01 Conditions of Initial Credit Extension	88
5.02 Conditions to all Credit Extensions	90

ARTICLE VI REPRESENTATIONS AND WARRANTIES	91

6.01 Organization, etc.	91
6.02 Due Authorization, Non-Contravention, etc.	91
6.03 Government Approval, Regulation, etc.	92
6.04 Validity, etc.	92
6.05 Boeing Agreements; IRB Agreements	92
6.06 Financial Information	92
6.07 No Material Adverse Effect	93
6.08 Litigation	93
6.09 Compliance with Laws and Agreements	93
6.10 Loan Party Information	93
6.11 Ownership of Properties	93
6.12 Taxes	94
6.13 Pension and Welfare Plans	94
6.14 Environmental Warranties	95
6.15 Regulations T, U and X	96
6.16 Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements	96
6.17 Insurance	97
6.18 Labor Matters	97
6.19 Solvency	97
6.20 Securities	98
6.21 Indebtedness Outstanding	98
6.22 Security Documents	98
6.23 Anti-Terrorism Laws	98
6.24 Subordination	99
6.25 IRB Agreements	99

ARTICLE VII AFFIRMATIVE COVENANTS	99

7.01 Financial Information, Reports, Notices, etc.	100
7.02 Compliance with Laws, etc.	103
7.03 Maintenance of Properties	103
7.04 Insurance	103
7.05 Books and Records; Visitation Rights; Maintenance of Ratings	103
7.06 Environmental Covenant	104
7.07 Information Regarding Collateral	105
7.08 Existence; Conduct of Business	105
7.09 Performance of Obligations	106
7.10 Casualty and Condemnation	106
7.11 Pledge of Collateral	106
7.12 Further Assurances	107
7.13 Use of Proceeds	107
7.14 Payment of Taxes	107
7.16 Guarantees	108
7.17 IRB Agreements	108
7.18 Landlord Consents	108
7.18 Post-Closing Covenants	108

ARTICLE VIII NEGATIVE COVENANTS	109

8.01 Indebtedness; Certain Equity Securities	109

8.02 Liens	111
8.03 Fundamental Changes; Line of Business	114
8.04 Investments, Loans, Advances, Guarantees and Acquisitions	115
8.05 Asset Sales	117
8.06 Sale and Leaseback Transactions	118
8.07 Restricted Payments	119
8.08 Transactions with Affiliates	120
8.09 Restrictive Agreements	120
8.11 No Other “Senior Debt”	122
8.12 Financial Covenants	122
8.13 Limitation on Activities of Parent Guarantor	123
8.14 IRB Agreements	123
8.15 Fiscal Year	123
8.16 Anti-Terrorism Law	123
8.17 Embargoed Person	123
8.18 Anti-Money Laundering	124

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	124

9.01 Events of Default	124
9.02 Action if Bankruptcy	127
9.03 Action if Other Event of Default	127
9.04 Action if Event of Termination	127
9.05 Application of Proceeds	128

ARTICLE X ADMINISTRATIVE AGENT	129

10.01 Appointment and Authority	129
10.02 Rights as a Lender	129
10.03 Exculpatory Provisions	130
10.04 Reliance by Administrative Agent	131
10.05 Delegation of Duties	131
10.06 Resignation of Administrative Agent	131
10.07 Non-Reliance on Administrative Agent and Other Lenders	133
10.08 No Other Duties; Etc.	133
10.09 Administrative Agent May File Proofs of Claim	133
10.10 Collateral and Guaranty Matters	134

ARTICLE XI MISCELLANEOUS	135

11.01 Amendments, Etc.	135
11.02 Notices and Other Communications; Facsimile Copies	137
11.03 No Waiver; Cumulative Remedies; Enforcement	139
11.04 Expenses; Indemnity; and Damage Waiver	140
11.05 Payments Set Aside	142
11.06 Successors and Assigns	142
11.07 Treatment of Certain Information; Confidentiality	147
11.08 Set-off	148
11.09 Interest Rate Limitation	149
11.10 Counterparts; Integration; Effectiveness	149
11.11 Survival of Representations and Warranties	149
11.12 Severability	150
11.13 Replacement of Lenders	150
11.14 Governing Law; Jurisdiction; Etc.	151

11.15 Waiver of Right to Trial by Jury	152
11.16 Electronic Execution of Assignments and Certain Other Documents	152
11.17 USA PATRIOT Act	152
11.18 No Advisory or Fiduciary Relationship	153

v

SCHEDULES

I	Lenders and Commitments

1.01(a)	Boeing Agreements
1.01(b)	Existing Letters of Credit
1.01(d)	Permitted Holders
1.01(e)	Non-Guarantor Subsidiaries
6.10	Loan Party Information
6.11(b)	Leased and Owned Real Property
6.11(d)	Intellectual Property
6.21	Indebtedness to Remain Outstanding
8.02(iv)	Existing Liens
8.05(xii)	Real Property Interest Sales
8.04	Existing Investments
8.09	Existing Restrictions
11.02	Certain Addresses for Notices

EXHIBITS

2.01(c)(ii)	Form of Add-On Term Loan Joinder Agreement
2.02	Form of Loan Notice
2.04(b)	Form of Swing Line Loan Notice
2.05(a)	Form of Notice of Prepayment and/or Reduction/Termination of Commitments
2.11(a)	Form of Revolving Note
2.11(b)	Form of Swing Line Note
2.11(c)	Form of Term B Note
2.11(d)	Form of Add-On Term Note
3.01	Forms of U.S. Tax Compliance Certificates (Forms 1-4)
7.01(b)	Form of Compliance Certificate
7.15	Form of Guarantor Joinder Agreement
11.06	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 18, 2012 among Spirit Aerosystems, Inc., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide $1,200,000,000 in credit facilities (as such amount may be increased or decreased pursuant to the terms hereof) for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01       Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person, or any division, line of business or other business unit of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Act” has the meaning specified in Section 11.17.

“Add-On Term Loan” has the meaning specified in Section 2.01(c)(ii).

“Add-On Term Loan Commitment” means, as to each Add-On Term Loan Lender, the commitment of such Add-On Term Loan Lender to make all or any portion of the Add-On Term Loan hereunder pursuant to the Add-On Term Loan Lender Joinder Agreement.

“Add-On Term Loan Effective Date” has the meaning specified in Section 2.01(c)(ii).

“Add-On Term Loan Lender” means each of the Persons identified as an “Add-On Term Loan Lender” in any Add-On Term Loan Lender Joinder Agreement, together with its successors and permitted assigns.

“Add-On Term Loan Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit 2.01(c)(ii), executed and delivered in accordance with the provisions of Section 2.01(c)(ii).

“Add-On Term Loan Maturity Date” shall be as set forth in the applicable Add-On Term Loan Lender Joinder Agreement.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to:

(a)           vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such Person; or

(b)           direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Transaction” has the meaning specified in Section 8.08.

“Aggregate Accrual” has the meaning specified in Section 2.08(d).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is SIX HUNDRED FIFTY MILLION DOLLARS ($650,000,000.00).

“Agreement” means this Credit Agreement.

“Airbus” means Airbus S.A.S.

“Airbus Agreement” means (a) the Master Supply Agreement (ref: V020D08011500) dated May 16, 2008, (b) the Work Package Agreement for Additional A350XWB Work Packages (ref: S.15/V020D08011505), and (c) the Memorandum of Agreement (ref: VxxCT1201057) dated February 2012, in each case between Airbus and the Borrower.

“Airbus Discontinuance” means the discontinuance of the A350 XWB Program such that less than 200 shipsets will be delivered to Airbus pursuant to such program.

“Anti-Terrorism Laws” has the meaning specified in Section 6.23(a).

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Section 9.03, or Section 9.04, or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to such Lender’s portion of the outstanding Term B Loan at any time, the percentage of the outstanding principal amount of the Term B Loan held by such Lender at such time and (c) with respect to such Lender’s portion of any outstanding Add-On Term Loan at any time, the percentage of the outstanding principal amount of such Add-On Term Loan held by such Lender at such time.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to the Add-On Term Loan, the percentage(s) per annum set forth in the Add-On Term Loan Lender Joinder Agreement, (b) with respect to any Term B Loan, (i) from and including the Closing Date through the date on which Administrative Agent receives the Compliance Certificate for the Fiscal Year ending December 31, 2012 pursuant to Section 7.01(b), (A) 3.00%, with respect to Eurodollar Rate Loans and (B) 2.00%, with respect to Base Rate Loans and (ii) commencing on the first Business Day after the Administrative Agent receives the Compliance Certificate for the Fiscal Year ending December 31, 2012 pursuant to Section 7.01(b) and with respect to each Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(b) or (c) thereafter, the following percentages per annum, based upon the Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(b) or (c):

Pricing Tier	Senior Secured Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
1	> 1.0:1.0	3.00%	2.00%
2	<1.0:1.0	2.75%	1.75%

and (c) with respect to Revolving Loans, Swing Line Loans, Letters of Credit and the Commitment Fee, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(b) or (c):

Pricing Tier	Total Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans
1	> 3.0:1.0	0.45%	2.50%	2.50%	1.50%
2	< 3.0:1.0 but > 2.25:1.0	0.375%	2.25%	2.25%	1.25%
3	< 2.25:1.0 but > 1.75:1.0	0.30%	2.00%	2.00%	1.00%
4	< 1.75:1.0	0.25%	1.75%	1.75%	0.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio or Senior Secured Leverage Ratio, as applicable, shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(b) or (c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Requisite Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business

Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.01(b) or (c) whereupon the Applicable Rate shall be adjusted based upon the calculation of the Total Leverage Ratio contained in such Compliance Certificate.  With respect to Revolving Loans, Swing Line Loans, Letters of Credit and the Commitment Fee, the Applicable Rate in effect from the Closing Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(b) or (c) for the Fiscal Quarter ending March 31, 2012 shall be determined based upon Pricing Tier 2.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, MLPFS, The Bank of Nova Scotia, Citicorp Global Markets Inc., Morgan Stanley Senior Funding, Inc., RBC Capital Markets and RBS Securities Inc., together with their respective successors and assigns.

“Asset Sale” means any direct or indirect sale, transfer, lease, conveyance or other disposition by the Parent Guarantor or any of its Subsidiaries of any of its property or assets, including any sale or issuance of any Equity Interests of any Subsidiary, except (a) transactions permitted by Section 8.05 (other than Section 8.05(xii) or (xiii)), and (b) any such transaction or series of transactions which, if an Asset Sale, would not generate Net Proceeds in excess of $10,000,000 (or, when taken together with all other such transactions, in excess of $20,000,000 in any twelve-month period).

“Assignment Agreement” means the Assignment Agreement, dated as of June 16, 2005, between Boeing and the Boeing Trust.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“A350 XWB Program” means Airbus’ A350 XWB program, as described in the Airbus Agreement.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries for the Fiscal Year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Parent Guarantor and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Authorized Officer” means, with respect to the Borrower, those of its officers whose signature and incumbency has been certified to the Administrative Agent and the Lenders by the Secretary of the Borrower in a certificate dated as of the Closing Date or any successor thereto.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b)

the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02, Section 9.03 or Section 9.04.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus one percent (1.00%).  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Boeing” means The Boeing Company.

“Boeing Agreements” means the agreements set forth on Schedule 1.01(a).

“Boeing IRB Documents” means collectively the Indentures governing the Bonds identified on Schedule I of the Buyer Sublease and the Lease Agreements and Guaranty Agreements identified on Schedule II of the Buyer Sublease, other than any such agreements that have been terminated.

“Boeing Trust” has the meaning specified in Section 6.25.

“Boeing Trust Agreement” means the Amended and Restated Boeing IRB Asset Trust Agreement, dated as of June 16, 2005, among Boeing, as administrative agent, Wilmington Trust, as Delaware trustee, Wilmington Trust SP Services, Inc., as independent agent, and TBC Trust, as special agent.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in the last paragraph of Section 7.01.

“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.04 and (b) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Buyer Sublease” means the Sublease Agreement, dated as of June 16, 2005, between the Boeing Trust, Boeing and the Borrower.

“Capital Expenditures” means, for any period, (a) any and all expenditures made by the Borrower or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the financial statement prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise and (b) all Capital Lease Obligations of the Borrower and its Subsidiaries; provided that Capital Expenditures shall not include (w) capitalized interest to the extent included in Consolidated Interest Expense for such period, (x) expenditures under clause (a) to the extent financed with (i) the proceeds of an Excluded Equity Issuance and (ii) the proceeds of an Asset Sale, Destruction or Taking or insurance or condemnation recoveries related thereto to the extent permitted to be reinvested pursuant to Section 2.05(b)(ii) or 2.05(b)(iii), (y) expenditures for Permitted Acquisitions or (z) other capital expenditures made by the Borrower or any of its Subsidiaries which are reimbursed by Boeing or any other Person or in which the assets acquired pursuant to such capital expenditures are sold to Boeing or any other Person, to the extent the terms of such capital expenditures and the reimbursement provisions or sale provisions, as applicable, with respect thereto are approved by the Requisite Lenders.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means all monetary or financial obligations of the Borrower and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, including imputed interest expense for Capital Lease Obligations and excluding any interest expense not payable in cash (such as, for example, amortization of discount, amortization of debt issuance costs and interest payable-in-kind).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change in Control” means

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Parent Guarantor representing greater than (x) thirty-five percent (35%) of the voting power of the outstanding Voting Stock of the Parent Guarantor and (y) the voting power represented by the Voting Stock of the Parent Guarantor beneficially owned, directly or indirectly, by the Permitted Holders (collectively),

(b)           during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent Guarantor (together with any new directors who were nominated for election by a Permitted Holder or whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the directors of the Parent Guarantor then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of the Parent Guarantor; provided that a Change in Control under this clause (b) shall not be deemed to have occurred if and for so long as the Permitted Holders have the power to elect a majority of the Board of Directors of the Parent Guarantor, or

(c)           at any time, the Parent Guarantor ceases to own one hundred percent (100%) of the Equity Interests of the Borrower.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term B Loan, Add On Term Loan or Swing Line Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term B Loan Commitment or Add On Term Loan Commitment and when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, a Term B Lender or an Add-On Term Loan Lender.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Security Documents.

“Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Term B Loan Commitment of such Lender and/or each Add-On Term Loan Commitment of such Lender.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.01(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” means, for any period, the amortization expense of the Parent Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent not already included in such amortization expense, the amortization of certain intangibles that are recorded as contra-revenues, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Credit Facility Indebtedness” means, at a particular date, the aggregate principal amount of Indebtedness then outstanding under this Agreement, including all accrued and unpaid interest on the Loans and any other fees due hereunder, plus, to the extent not otherwise included therein, the L/C Obligations.  Notwithstanding the foregoing, in no event will obligations or liabilities in respect of any Equity Interests constitute Consolidated Credit Facility Indebtedness.

“Consolidated Depreciation Expense” means, for any period, the depreciation expense of the Parent Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of the Borrower only if a corresponding amount would not be prohibited at the date of determination to be distributed to the Borrower by such Subsidiary), pursuant to the terms of its Organizational Documents and all agreements, instruments and Laws applicable to such Subsidiary or its equityholders):

(a)           Consolidated Interest Expense for such period,

(b)           Consolidated Amortization Expense for such period,

(c)           Consolidated Depreciation Expense for such period,

(d)           Consolidated Tax Expense for such period,

(e)           the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that is expected to be paid in cash in any future period),

(f)            any expenses or charges related to any issuance of Equity Interests, acquisition or the incurrence or repayment of Indebtedness, in each case permitted to be incurred hereunder, including a refinancing thereof (whether or not successful) in an aggregate amount not to exceed (i) $2,500,000 per Fiscal Year plus (ii) with respect to Fiscal Year 2012, all fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement to the extent that such fees, costs and expenses are deducted in computation of Consolidated Net Income,

(g)           extraordinary and non-recurring restructuring charges deducted in such period in computing Consolidated Net Income in an aggregate amount not to exceed $2,500,000 in any Fiscal Year,

(h)           “run-rate” net cost savings in connection with a Permitted Acquisition projected by the Borrower in good faith to result from specified actions taken, committed to be taken or expected in good faith to be taken no later than twelve (12) months after the end of such period (calculated on a Pro Forma Basis, net of the amount of actual benefits realized during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable and certified by a Financial Officer of the Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken, provided (i) that such benefit is expected to be realized within twelve (12) months of taking such action) and (ii) the aggregate amount of such “run-rate” net cost savings added to “Consolidated EBITDA” shall not exceed $2,500,000 in any Fiscal Year,

(i)            any non-cash impairment of goodwill or intangibles,

(j)            non-cash compensation expenses, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements, and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue, reversal of deferred revenues or advance payments or recording of receivables in the ordinary course of business and (B) the reversal of an accrual of a reserve referred to in the parenthetical to clause (e) of this definition) for such period.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and asset dispositions (other than any asset dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such asset sale or disposition had been consummated on the day prior to the first day of such period.

“Consolidated Indebtedness” means, at a particular date, the aggregate amount of all Indebtedness of the Parent Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

“Consolidated Interest Expense” means, with respect to the Parent Guarantor and its Subsidiaries on a consolidated basis for any period, the sum of

(a)           gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Contracts) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and

(b)           capitalized interest.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any Permitted Acquisitions and asset dispositions (other than any asset dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” means, for any period, the net income or loss of the Parent Guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom without duplication.

(i)            the income or loss of any Person (other than consolidated Subsidiaries of the Parent Guarantor) in which any other Person (other than the Parent Guarantor or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent Guarantor or any of its Subsidiaries by such Person during such period,

(ii)           the cumulative effect of a change in accounting principles during such period,

(iii)          any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations,

(iv)          the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent Guarantor or any of its Subsidiaries or that Person’s assets are acquired by the Parent Guarantor or any of its Subsidiaries,

(v)           the income of any consolidated Subsidiary to the extent that declaration of payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; and

(vi)          any (x) extraordinary gain (or extraordinary loss) realized during such period by the Parent Guarantor or any of its Subsidiaries or (y) gain (or loss) realized during such period by the Parent Guarantor or any of its Subsidiaries upon an asset disposition (other than asset dispositions in the ordinary course of business), in each case, together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Parent Guarantor or any of its Subsidiaries during such period.

“Consolidated Tax Expense” means, for any period, the tax expense of the Parent Guarantor and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Collateral Agent and the applicable L/C Issuer.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Incurrence” has the meaning specified in Section 2.05(b)(iv).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate applicable to Letters of Credit plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b)

has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefore by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Destruction” means any and all damage to, or loss or destruction of, all or any portion of the property of the Parent Guarantor, the Borrower or any of its Subsidiaries.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six (6) months following the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is six (6) months following the Final Maturity Date, or (c) contains any repurchase obligation (other than repurchase obligations with respect to the Parent Guarantor’s common Equity Interests issued to employees, officers and directors of the Parent Guarantor and its Subsidiaries upon death, disability, retirement, severance or termination of employment or service) which may come into effect prior to payment in full of all Obligations (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed); provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of change in control or an asset sale occurring prior to the date that is six months following the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Embargoed Person” has the meaning specified in Section 8.17.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any applicable Environmental Law.

“Environmental Claim” means any notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws which (a) regulate or relate to pollution or the protection, including without limitation any Remedial Action, of the environment or human health (to the extent relating to exposure to Hazardous Materials), (b) the use, generation, distribution, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, (c) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources or (d) impose liability or provide for damages with respect to any of the foregoing, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), and Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other similar Law of similar effect, each as amended.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of Remedial Action, administrative oversight costs, fines, penalties or indemnities), of the Parent Guarantor or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” means collectively, the Permitted Holders and officers, employees and directors of the Parent Guarantor or any of its Subsidiaries that own Equity Interests of the Parent Guarantor.

“Equity Rights” means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable, but excluding debt securities convertible or exchangeable into any such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 and 432 of the Internal Revenue Code or Sections 303 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination;

provided, however, that notwithstanding the foregoing, Eurodollar Base Rate with respect to any Term B Loan that bears interest at a rate based on clause (a) or (b) of this definition shall in any event not be less than three-quarters of one percent (0.75%).

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one (1) minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan and for each outstanding Base Rate Loan the interest on which is determined by reference to the

Eurodollar Rate, in each case, shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Event of Termination” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, (a) Consolidated Net Income for such Excess Cash Flow Period, plus (b) (i) the amount of Consolidated Amortization Expense and Consolidated Depreciation Expense for such Excess Cash Flow Period, plus (ii) the difference between Consolidated Interest Expense for such Excess Cash Flow Period over Cash Interest Expense for such Excess Cash Flow Period, plus (iii) the difference between Consolidated Tax Expense for such Excess Cash Flow Period over all cash payments in respect of income taxes made during such Excess Cash Flow Period (net of any cash refund in respect of income taxes actually received during such Excess Cash Flow Period), minus (c) without duplication:

(i)            scheduled principal amortization of all Indebtedness for such Excess Cash Flow Period;

(ii)           any voluntary prepayments of Indebtedness that does not have a revolving commitment and any permanent voluntary reductions to the Revolving Commitments to the extent that an equal amount of the Revolving Loans simultaneously is repaid, in each case so long as such amounts are not already reflected in clause (a) above, during such Excess Cash Flow Period;

(iii)          the aggregate amount of investments made in cash during such period pursuant to Section 8.04(vii), (xi) or (xiv) (other than investments made with Excluded Equity Issuances or the proceeds of Indebtedness);

(iv)          the sum of (A) the product of (x) the number of shipsets under the 787 Program delivered to Boeing during such Excess Cash Flow Period, multiplied by (y) $700,000; provided that this clause (iv)(A) shall not apply to any shipsets before the 101st shipset or after the 1000th shipset delivered to Boeing and (B) the product of (x) the number of shipsets under the A350 XWB Program delivered to Airbus during such Excess Cash Flow Period, multiplied by (y) $1,250,000; provided that this clause (iv)(B) shall not apply to any shipset after the 200th shipset delivered to Airbus under the A350 XWB Program;

(v)           losses excluded from the calculation of Consolidated Net Income by operation of clause (vi) of the definition thereof that are paid in cash during such Excess Cash Flow Period;

(vi)          the aggregate amount of other non-cash items of income included in Consolidated Net Income for such Excess Cash Flow Period; and

(vii)         any cash payments that are made during such Excess Cash Flow Period that have the effect of reducing an accrued liability;

provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus (d) without duplication:

(i)            all proceeds received during such Excess Cash Flow Period of any Indebtedness to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings);

(ii)           any return of capital in respect of investments received in cash during such period, which investments were made pursuant to Section 8.04(vii), (xi) or (xiv) (other than investments made from Excluded Equity Issuances or the proceeds of Indebtedness), to the extent such investments were deducted from Excess Cash Flow pursuant to clause (iii) above when made;

(iii)          income or gain excluded from the calculation of Consolidated Net Income by operation of clause (vi) of the definition thereof that is realized in cash during such Excess Cash Flow Period (except to the extent such gain is subject to a mandatory repayment under Section 2.05(b)(ii) or 2.05(b)(iii)); and

(iv)          the aggregate amount of all other non-cash charges reducing Consolidated Net Income during such Excess Cash Flow Period.

“Excess Cash Flow Percentage” means, with respect to any Excess Cash Flow Period, (a) fifty percent (50%), if the Total Leverage Ratio is greater than or equal to 3.0:1.0 as of the end of such Excess Cash Flow Period, (b) twenty-five percent (25%), if the Total Leverage Ratio is greater than or equal to 2.5:1.0 but less than 3.0:1.0 as of the end of such Excess Cash Flow Period and (c) zero percent (0%), if the Total Leverage Ratio is less than 2.5:1.0 as of the end of such Excess Cash Flow Period.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower beginning with the 2012 Fiscal Year.

“Excluded Debt Issuance” means any issuance of Indebtedness permitted by Section 8.01(a) other than pursuant to the proviso in Section 8.01(a)(vi)(A).

“Excluded Equity Issuance” means (i) the issuance of Equity Interests or Equity Rights of the Parent Guarantor to the Equity Investors to the extent the net cash proceeds thereof are contributed to the common equity capital of the Borrower and (ii) the issuance of Equity Interests or Equity Rights of Parent Guarantor (other than Disqualified Capital Stock) as consideration in a Permitted Acquisition pursuant to Section 8.04(xi).

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.15, (a) (i) any fee-owned real property having a fair market value less than $5,000,000 (as determined in good faith by the Borrower) in any individual instance and having a value less than $20,000,000 when taken together with all other fee-owned real property that is not subject to a Mortgage and (ii) any leasehold interest that is not either (A) required to be subject to a Mortgage pursuant to Section 7.18 or (B) material to the manufacturing business of the Loan Parties taken as a whole, (b) motor vehicles and other assets subject to certificates of title, (c) letter of credit rights with a value of less than $5,000,000 in any individual instance or $10,000,000 in the aggregate for all letter of credit rights not subject to a Lien in favor of the Collateral Agent, for the benefit of itself and the other holders of the Obligations, (d) any commercial tort claim involving a claim for damages less than $5,000,000 in any individual instance or $10,000,000 in the aggregate for all commercial tort claims of the Loan Parties not subject to a Lien in favor of the Collateral Agent, for the benefit of itself and the other holders of the Obligations, (e) pledges and security interests prohibited by applicable Laws; (f) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of any applicable Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under any applicable Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (g) those assets as to which the Administrative Agent and the Borrower reasonably agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the holders of the Obligations of the security to be afforded thereby, (h) Equity Interests in any Person other than Wholly Owned Subsidiaries to the extent not permitted by the terms of such Subsidiary’s Organizational Documents or Joint Venture documents; (i) assets (including any Equity Interests) to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Internal Revenue Code or any similar Law in any applicable jurisdiction) as reasonably determined by the Borrower, and (k) any “intent to use” trademark applications.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Executive Order” has the meaning specified in Section 6.23(a).

“Executive Orders” has the meaning specified in Section 8.17(a).

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of November 27, 2006 among the Borrower, the Parent Guarantor and the other guarantors identified therein, the lenders party thereto and Bank of America, as administrative agent and collateral agent, as amended or modified prior to the date hereof.

“Existing Letters of Credit” means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.01(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated March 26, 2012, by and among the Borrower, MLPFS and Bank of America.

“Final Maturity Date” means, as of any date of determination, the later of (a) April 18, 2019 and (b) the then latest Add-On Term Loan Maturity Date.

“Financial Covenants” means the covenant and agreement of the Loan Parties set forth in Section 8.12.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, treasurer or controller of such corporation, partnership or other entity.

“Fiscal Quarter” means any fiscal quarter of the Borrower or the Parent Guarantor, as the context requires.

“Fiscal Year” means any fiscal year of the Borrower or the Parent Guarantor, as the context requires.

“Flood Hazard Property” has the meaning specified in clause (e) of the Definition of “Real Property Security Deliverables”.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to outside the United States by any Loan Party or any

Subsidiary primarily for the benefit of employees of any Loan Party or any Subsidiary employed outside the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GTA” means the General Terms Agreement, BCA-65530-0016, dated as of June 16, 2005, between the Borrower and Boeing.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.15 executed and delivered by a Domestic Subsidiary (other than any Non-Guarantor Subsidiary) in accordance with the provisions of Section 7.15.

“Guarantors” means (a) the Parent Guarantor and (b) each of the Borrower’s direct and indirect Subsidiaries that guarantee the Obligations pursuant to Article IV.  Each Subsidiary of the Borrower other than Foreign Subsidiaries and Non-Guarantor Subsidiaries shall be a Guarantor.

“Guaranty” means the guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification:

(a)           which is of a “going concern” or similar nature;

(b)           which relates to the limited scope of examination of matters relevant to such financial statement; or

(c)           which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under any of the Financial Covenants.

“Increase Effective Date” has the meaning specified in Section 2.01(c)(i).

“Increase Joinder” has the meaning specified in Section 2.01(c)(i)(B).

“Indebtedness” of any Person means the sum of all indebtedness of such Person on a consolidated basis (without duplication) with respect to:

(a)           borrowed money or represented by bonds, debentures, notes and the like;

(b)           the aggregate amount of Capital Lease Obligations; provided that to the extent such obligations are limited in recourse to the property subject to such Capital Lease, such limited recourse obligations shall be included in Indebtedness only to the extent of the fair market value of such property;

(c)           the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease;

(d)           the outstanding principal amount of any Securitization Transaction, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable discretion;

(e)           all obligations of others secured by any Lien on any property of such Person, but, to the extent such Lien does not extend to any other property of such Person and is otherwise non-recourse against such Person, limited to the fair market value of such property;

(f)            all indebtedness representing the deferred purchase price of property or services, excluding trade payables and accrued liabilities in the ordinary course of business;

(g)           obligations under Swap Contracts; and

(h)           all obligations for the reimbursement of any obligor under letters of credit, bankers’ acceptances and similar credit transactions;

(i)            Guarantees and indemnities in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness of the kind described in clauses (a) through (h).

Notwithstanding the foregoing, (i) in no event will obligations or liabilities in respect of any Equity Interests constitute Indebtedness and (ii) “Indebtedness” shall not include any obligations in respect of advances or progress payments under commercial contracts that are to be repaid from production (including without limitation under the 787 Program and the A350 XWB Program), except (A) upon the occurrence and during the continuation of a 787 Discontinuance, in which case “Indebtedness” shall include an amount equal to the aggregate amount of advance payments or progress payments made by Boeing in connection with the 787 Program, less the aggregate amount of advance payments and progress payments under the 787 Program theretofore repaid to Boeing or otherwise satisfied or forgiven; and (B) upon the occurrence and during the continuation of an Airbus Discontinuance, in which case “Indebtedness” shall include an amount equal to the aggregate amount of advance payments or progress payments made by Airbus in connection with the A350 XWB Program, less the aggregate amount of advance payments and progress payments under the A350 XWB Program theretofore repaid to Airbus or otherwise satisfied or forgiven.

“Indebtedness to Remain Outstanding” has the meaning specified in Section 6.21.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Indentures” means, collectively, (a) the Indenture dated as of November 18, 2010, with respect to the Borrower’s 6 ¾% Senior Notes due 2020 and (b) the Indenture dated as of September 30, 2009, with respect to the Borrower’s 7 ½% Senior Notes due 2017.

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” means the Confidential Information Memorandum dated March 2012 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Interest Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA for the Test Period most recently ended to (b) Consolidated Interest Expense for the Test Period most recently ended.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Loan Maturity Date, the Term B Loan Maturity Date or any applicable Add-On Term Loan Maturity Date, as the case may be; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Loan Maturity Date, the Term B Loan Maturity Date or any applicable Add-On Term Loan Maturity Date, as the case may be.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all of the Lenders; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Loan Maturity Date;

(d)           no Interest period with respect to the Term B Loan shall extend beyond the Term B Loan Maturity Date; and

(e)           no Interest period with respect to any Add-On Term Loan shall extend beyond the applicable Add-On Term Loan Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” has the meaning specified in Section 8.04.

“IRB Actions” has the meaning specified in the definition of “IRB Transactions.”

“IRB Agreements” means (a) the Boeing Trust Agreement; (b) the TBC Trust Agreement; (c) the Buyer Sublease; (d) the Assignment Agreement; and (e) the IRB Pledge Agreement.

“IRB Assets” means Property subject to the Buyer Sublease.

“IRB Pledge Agreement” means the Pledge Agreement, dated as of June 16, 2005, between TBC Trust and the Borrower.

“IRB Transactions” means the occurrence of (a) the formation of the Trusts and the execution of the Trust Agreements and the issuance of the Transferred Assets Ownership Class, (b) the assignment to Boeing Trust, pursuant to the Assignment Agreement, of the leases, bonds and assets identified therein, (c) the valid execution and delivery of the Buyer Sublease and the IRB Pledge Agreement and (d) the consummation of the other transactions contemplated by the IRB Agreements (the actions described in clauses (b) through (d), the “IRB Actions”).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joint Venture” means a corporation, partnership, limited liability company, joint venture or other similar arrangement (whether created by contract or conducted through a separate legal entity) which is not a Subsidiary of any Loan Party or any of their respective Subsidiaries and which is formed by any Loan Party or any of their respective Subsidiaries with one or more other Person in order to conduct a common venture or enterprise with such Persons.

“Kansas Finance Sub.” or “Kansas Finance Subsidiary” means Spirit Aerosystems Finance, Inc. (f/k/a Mid-Western Aircraft Finance, Inc.), a Delaware corporation.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable or binding upon any Person or any of its assets or to which such Person or any of its assets is subject.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, as the context may require, (a) Bank of America, in its capacity as the issuer of Letters of Credit issued by it hereunder and its successors in such capacity as provided in Section 2.03(l), (b) any other consenting Revolving Lender approved by the Administrative Agent and the Borrower in its capacity as issuer of Letters of Credit issued by it hereunder and its successors in such capacity as provided in Section 2.03(l) or (c) collectively, all of the foregoing.  Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each Add-On Term Loan Lender, each Post-Increase Revolving Lender and, as the context requires, the Swing Line Lender, in each case together with their successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) the Aggregate Revolving Commitments as of such date and (b) $100,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan, Term B Loan or Add-On Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Guarantor Joinder Agreement, each Add-On Term Loan Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, the Security Documents and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means a materially adverse effect on (a) the operations, business, assets, properties, liabilities or financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its respective obligations under the Loan Documents, (c) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (d) legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.

“Material Indebtedness” means (a) any Indebtedness (other than the Loans and Letters of Credit) or (b) obligations in respect of one or more Swap Contracts, of any one or more of the Parent Guarantor, the Borrower and their respective Subsidiaries, individually or in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent Guarantor, the Borrower or any Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent Guarantor, the Borrower or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Maximum Accrual” has the meaning specified in Section 2.08(d).

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to one hundred percent (100%) of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to one hundred percent (100%) of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a joint lead arranger and joint bookrunner.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations, including any amendment thereto.  Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Property” means, initially, each parcel of or other interest in Real Property and the improvements and appurtenances thereto owned or leased by a Loan Party and identified as a “Mortgaged Property” on Schedule 6.11(b), and includes each other parcel of or interest in real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 7.11(b).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means, with respect to any Debt Incurrence, Asset Sale, Destruction or Taking, (a) the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a Destruction, insurance proceeds in excess of $10,000,000 (or, when taken together with all such other Destructions and Takings, in excess of $20,000,000 in any twelve-month period), and (iii) in the case of a Taking, condemnation awards and similar payments in excess of $10,000,000 (or, when taken together with all such other Destructions and Takings, in excess of $20,000,000 in any twelve-month period), net of (b) the sum of (i) all bona fide fees, costs, commissions and out-of-pocket expenses paid by the Parent Guarantor and its Subsidiaries to third parties in connection with such event, (ii) the amount of all taxes paid (or reasonably estimated to be payable) by the Parent Guarantor and its Subsidiaries, (iii) in the case of an Asset Sale, (A) the amount of all payments required to be made by the Parent Guarantor and its Subsidiaries as a result of such event to repay obligations (other than Loans) secured by a Lien on such asset (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and (B) the amount of any reserves established by the Parent Guarantor and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding two years, and that are attributable to such event (as determined reasonably and in good faith by the Borrower); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction, and (C) cash escrows (until released from escrow to the Parent Guarantor or any of its Subsidiaries) from the sale price for such Asset Sale and (iv) in the case of a Taking, the reasonable cost of putting any real property in a safe and secure position or otherwise preparing the real property for transfer.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means those Subsidiaries listed on Schedule 1.01(e) hereto and any Subsidiary acquired or formed after the Closing Date that is not a Wholly Owned Subsidiary and is designated as a “Non-Guarantor Subsidiary” by the Borrower by written notice to the Administrative Agent; provided that the aggregate amount of Investments made by the Borrower and any Subsidiary in all Non-Guarantor Subsidiaries since the Closing Date shall not exceed the amount of Investments permitted to be made under Section 8.04(x).

“Non-Qualifying Assets” has the meaning specified in the Buyer Sublease.

“Non-Recourse Debt” means Indebtedness of a Person:

(a)           as to which no Loan Party (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(b)           no default with respect to which (including any rights that the holders thereof may have to take enforcement action against the debtor thereof) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of any Loan Party to declare a default under such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of the Parent Guarantor other than the United States (or any State thereof) or the District of Columbia.

“Note” or “Notes” means the Revolving Notes, the Swing Line Note, the Term B Notes and/or any Add-On Term Notes, individually or collectively, as appropriate.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any

Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Swap Bank that is permitted to be incurred pursuant to clause (vii) of Section 8.01(a) and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Treasury Management Bank.

“Organizational Document” means (a) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (b) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (c) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (d) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (e) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent Guarantor” means Spirit AeroSystems Holdings, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any Subsidiary Loan Party of all or substantially all the assets of, or all the Equity Interests in, a Person or a division, line of business or other business unit of a Person so long as (a) the Board of Directors of such Person shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn), (b) such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type permitted under Section 8.03(c), (c) immediately after giving effect thereto, (i) no Default has occurred and is continuing or would result therefrom, (ii) all transactions related thereto are consummated in all material respects in accordance with applicable laws, (iii) in the case of an acquisition of Equity Interests, the Person acquired (if not a Foreign Subsidiary) shall become a Subsidiary Loan Party or be merged into a Subsidiary Loan Party to the extent required pursuant to the terms of this Agreement, and all actions required to be taken under Sections 7.11, 7.12 and 7.15 shall have been taken, (iv) the Borrower and its Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to such acquisition, with the Financial Covenants recomputed as at the date of the last ended Test Period, as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of the relevant Test Period, (v) any Indebtedness or any Preferred Stock that is incurred, acquired or assumed in connection with such acquisition shall be in compliance with Section 8.01, (vi) after giving effect to such acquisition and any Borrowings of Revolving Loans made in connection therewith, the sum of (A) the unrestricted cash on hand of Borrower and/or the Subsidiary Loan Parties maintained in the United States, plus (B) the Aggregate Revolving Commitments less the Revolving Credit Exposure of all Revolving Lenders shall not be less than $125,000,000 and (vii) the Borrower has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b) and (c)(i) through (vi) above, together with all relevant and available financial information for the Person or assets to be acquired.

“Permitted Additional Indebtedness” means unsecured Indebtedness (including convertible Indebtedness) of the Borrower, the Parent Guarantor or any Subsidiary Loan Party which (a) does not have a maturity or provide at any time for the mandatory payment or mandatory prepayment or repurchase at the option of the holder thereof of any principal or premium, if any, thereon prior to six months after the Final Maturity Date (provided, however, that such Indebtedness may contain provisions requiring the issuer thereof to redeem such Indebtedness upon the occurrence of change in control or an asset sale occurring prior to the date that is six months following the Final Maturity Date if such Indebtedness expressly provides that the issuer thereof will not be required to redeem any such Indebtedness pursuant to such provisions prior to the repayment in full of the Obligations (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed)), (b) is issued on then current market terms provided that in no event shall it contain any financial maintenance covenants or any other covenants, events of default, terms or restrictions which taken together as a whole are more restrictive to the Loan Parties than those contained in this Agreement and (c) does not have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Term B Loan or any Add-On Term Loan (as determined at the time of the incurrence of such unsecured Indebtedness).

“Permitted Holders” means Onex Partners L.P., Onex Corporation and their respective affiliates identified on Schedule 1.01(d), and any entity wholly-owned directly or indirectly by any such entity.

“Permitted Investments” means:

(a)           Dollars (including such Dollars as are held as overnight bank deposits and demand deposits with banks);

(b)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one (1) year from the date of acquisition thereof;

(c)           marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 of Moody’s;

(d)           commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(e)           time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000;

(f)            repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (e) above;

(g)           investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (f) above; and

(h)           in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) through (f) of this definition.

“Permitted IRB Lease Obligations” means Capital Lease Obligations otherwise permitted hereunder of the Borrower or any Subsidiary Loan Party owed to the City of Wichita or the City of Tulsa (each a “City”) in connection with the leasing of property that is purchased by such City and financed with the proceeds of an issuance of industrial revenue bonds issued by such City to the Borrower or a Subsidiary Loan Party; provided, however, that (a) all amounts paid or payable by the Borrower or such Subsidiary Loan Party under such Capital Lease Obligations shall be paid by automatic offset pursuant to an agreement in form and substance satisfactory to the Administrative Agent against amounts owed by such City to the Borrower or such Subsidiary Loan Party under such industrial revenue bonds; (b) the Borrower or such Subsidiary Loan Party shall own such industrial revenue bonds at all times free and clear of all consensual Liens; (c) the interests of the Borrower or such Subsidiary Loan Party in such property shall be pledged to the Collateral Agents pursuant to the Pledge and Security Agreement; (d) the documentation with respect to the industrial revenue bonds and the related leases shall be, taken as a whole, substantially similar to the documentation for the existing industrial revenue bond and leases of the Borrower with the City of Wichita in connection with the Borrower’s existing industrial revenue bond arrangements and (e) on or prior to the date of incurrence of such Capital Lease Obligations, the Borrower shall have delivered a certificate of a Responsible Officer stating that the conditions set forth in clauses (a) through (c) above have been satisfied and that the Borrower has confirmed with its independent auditors that such Capital Lease Obligation shall not be required under GAAP (as in effect at the time any such industrial revenue bond lease obligations are incurred) to appear on the face of the Borrower’s consolidated balance sheet as “debt.”

“Permitted Kansas Bond Financing” means bond financings entered into for the purpose of obtaining a credit against Kansas payroll taxes paid with respect to wages of employees of the Borrower or its Subsidiaries on terms and conditions consistent in all material respects with such financings in effect on the Closing Date); provided that (a) the obligations thereunder shall be unsecured obligations of the obligors thereof, (b) such bonds shall not require any payments of principal or mandatory redemption prior to the date that is six (6) months after the Final Maturity Date, (c) the obligations with respect to such bonds shall be expressly subordinated to the Obligations and such subordination provisions shall be set forth in subordination or similar agreements in form and substance reasonably satisfactory to the Administrative Agent, (d) such bonds shall provide for no cash payments (after giving effect to the rights of setoff and netting provided for in such bonds), (e) on or prior to the date of issuance of such bonds, the Borrower shall have delivered to the Collateral Agent the pledge agreements and pledged securities as contemplated in the above referenced term sheet in form and substance reasonably satisfactory to the Collateral Agent, (f) the Kansas Development Finance Authority shall have issued a bond to Kansas Finance Sub. (which at all times shall be held by Kansas Finance Sub. and shall be non-transferable), which bond shall be substantially identical to the bonds issued by Kansas Finance Sub. to the Borrower in connection with such Permitted Kansas Bond Financing, which bonds shall be substantially identical to the bonds issued by the Borrower to the Kansas Development Finance Authority in connection with such Permitted Kansas Bond Financing, (which at all times shall be held by Kansas Development Finance Authority and shall be nontransferable) and (g) on or prior to the date of issuance of such bonds, the Borrower shall have delivered a certificate of a Responsible Officer stating that the conditions set forth in clauses (a) through (f) above have been satisfied and that the Borrower has confirmed with its independent auditors that the obligations under such bonds will not be required under GAAP (as in effect at the time any such Permitted Kansas Bond Financing is entered into) to appear on the face of the Borrower’s consolidated balance sheet as “debt.”

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing thereof; provided, however, that (a) no Event of Default shall have occurred and be continuing or would arise therefrom, (b) any such refinancing Indebtedness shall (i) not be on financial and other terms that are materially more onerous in the aggregate than the Indebtedness being refinanced and shall not have defaults, rights or remedies more burdensome in the aggregate to the obligor than the Indebtedness being refinanced, (ii) not have a stated maturity or Weighted Average Life to Maturity that is shorter than the Indebtedness being refinanced, (iii) be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured), and (iv) be in principal amount that does not exceed the principal amount so refinanced, plus all accrued and unpaid interest thereon, plus the stated amount of any premium and other payments required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced, plus in either case, the amount of reasonable expenses of the Parent Guarantor or any of its Subsidiaries incurred in connection with such refinancing, and (c) the sole obligors and/or guarantors on such refinancing Indebtedness shall not include any Person other than the obligors and/or guarantors on such Indebtedness being refinanced.

“Permitted Sponsor Indebtedness” means Indebtedness of Parent Guarantor owed to any Sponsor, which (x) requires no cash payment of interest, principal or other amounts and does not mature or become mandatorily redeemable prior to the date that is six (6) months after the Final Maturity Date and all such obligations and all the Obligations have been discharged in full, (y) is subordinated to the Obligations on terms and conditions (including assignment of voting rights in bankruptcy and remedy standstills) reasonably satisfactory to the Administrative Agent and (z) is otherwise on terms and conditions and pursuant to documentation reasonably satisfactory to the Administrative Agent.

“Permitted Subordinated Indebtedness” means unsecured Indebtedness of the Borrower or any Subsidiary Loan Party which (a) is expressly subordinated to the Loans pursuant to written documentation on terms and conditions reasonably satisfactory to the Administrative Agent, (b) does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon prior to six (6) months after the Final Maturity Date and (c) contains terms (including interest rate), conditions, covenants, events of default and other provisions, taken as a whole, that are not materially more restrictive or adverse to the Loan Parties than those that are then customary for similar offerings of unsecured subordinated debt securities of corporate issuers with credit ratings comparable to that of the Borrower, as reasonably determined by the Borrower, and as are in all respects reasonably satisfactory to the Administrative Agent.

“Permitted Tax Distributions” means payments, dividends or distributions by the Borrower to the Parent Guarantor in order to pay consolidated or combined federal, state or local taxes attributable to the income of the Borrower, not payable directly by the Borrower or any of its Subsidiaries which payments, dividends or distributions by the Borrower are not in excess of the tax liabilities that would have been payable by the Borrower and its Subsidiaries on a stand-alone basis.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any Subsidiary or any such Plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in the last paragraph of Section 7.01.

“Pledge and Security Agreement” means the pledge and security agreement dated as of the Closing Date executed in favor of the Collateral Agent, for the benefit of itself and the other holders of the Obligations, by each of the Loan Parties.

“Post-Increase Revolving Lenders” has the meaning specified in Section 2.01(c)(i)(C).

“Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether or not outstanding or issued on the Closing Date.

“Pre-Increase Revolving Lenders” has the meaning specified in Section 2.01(c)(i)(C).

“Prepaid Insurance” means insurance coverage obtained by or on behalf of the Borrower or its Subsidiaries pursuant to an arrangement whereby a lender prepays (or finances the prepayment of) the applicable insurance premium for the Borrower or such Subsidiaries in full and the obligation of the Borrower or such Subsidiaries to repay such lender is secured solely by the Borrower’s or Subsidiary’s right under the policy of insurance to recover unearned premiums upon early termination of the policy.

“Pro Forma Basis” means, for purposes of calculating the Financial Covenants (including for purposes of determining the Applicable Rate) or other covenant hereunder, that any Asset Sale, Destruction, Taking, Acquisition, Restricted Payment, Credit Extension or “run-rate” net cost savings described in clause (h) of the definition of “Consolidated EBTIDA” shall be deemed to have occurred as of the first day of the most recent four Fiscal Quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b).  In connection with the foregoing, (i)(a) with respect to any Asset Sale, Destruction or Taking, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Projected Financial Statements” has the meaning specified in Section 5.01(c)(ii).

“Projections” has the meaning specified in Section 6.16.

“Public Lender” has the meaning specified in the last paragraph of Section 7.01.

“Real Property” means all right, title and interest of any Loan Party or any of its respective Subsidiaries in and to any and all parcels of or interests in real property owned, leased, licensed or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its respective Subsidiaries together with, in each case, all improvements and appurtenant fixtures.

“Real Property Agreements” means any and all leases, subleases, license agreements, tenancy agreements, option agreements, rights of first refusal, parking agreements, restrictive covenants, easement agreements, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the ownership, operation, use or occupancy of all or any portion of any Real Property.

“Real Property Security Deliverables” means, with respect to any Real Property of a Loan Party that is required to be subject to a Mortgage pursuant to Section 7.11(b) or Section 7.18, each of the following:

(a)           fully executed and notarized Mortgages encumbering the Real Property of any Loan Party (i) in each of the real properties designated as a Mortgaged Property on Schedule 6.11(b) and (ii) with respect to

(b)           in the case of each real property leasehold interest of any Loan Party constituting Mortgaged Property, (a) such estoppel letters, consents and waivers from the landlords on such real property as may be obtained by the Loan Parties after using commercially reasonable efforts, as required by the Collateral Agent, which estoppel letters, to the extent obtained, shall be in the form and substance satisfactory to the Collateral Agent and (b) to the extent permitted by the applicable lease (after using commercially reasonable efforts, as required by the Credit Agreement), evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance satisfactory to the Collateral Agent, has been or will be recorded in all places to the extent necessary, in the reasonable judgment of the Collateral Agent, so as to enable the Mortgage encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens) on such leasehold interest in favor of the Collateral Agent (or such other Person as may be required or desired under local law) for the benefit of Lenders;

(c)           maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Collateral Agent and the title insurance company issuing the policies referred to in Section 5.01(g)(ix) in a manner satisfactory to each of the Collateral Agent and such title insurance company, signed by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based, together with a so called “no change” affidavit, shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16, 17, 18 and 19 from Table A thereof completed;

(d)           ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Collateral Agent with respect to each Mortgaged Property, assuring the Collateral Agent that each of the Mortgages creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Collateral Agent and shall include such endorsements as are reasonably requested by the Collateral Agent;

(e)           evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Collateral Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Collateral Agent and naming the Collateral Agent as sole loss payee on behalf of the Lenders; and

(f)            an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Collateral Agent and each Lender, in form and substance reasonably acceptable to the Collateral Agent.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” has the meaning specified in Section 2.03(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action,” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to:  (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Removal Effective Date” has the meaning specified in Section 10.06(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Repricing Transaction” means the establishment of any new or additional term loans (whether issued pursuant to an amendment to this Agreement or pursuant to a separate financing) that is marketed or syndicated to institutional investors in financings similar to the Term B Loan (a) having an effective interest rate margin or weighted average yield (to be reasonably determined by the Administrative Agent consistent with generally accepted financial practice, after giving effect to, among other factors, margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) that is less than the Applicable Rate for, or weighted average yield (to be reasonably determined by the Administrative Agent on the same basis) of, the Term B Loan, and (ii) the proceeds of which are used to repay, in whole or in part, outstanding principal of the Term B Loan.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Requisite Add-On Lenders” has the meaning specified in Section 11.01(a)(ix).

“Requisite Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Commitments or, after the Revolving Loan Maturity Date, the Revolving Credit Exposure and (b) the aggregate Outstanding Amount of all Term B Loans and Add-On Term Loans.  The unfunded Commitments of, and the outstanding Loans, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Requisite Revolving Lenders” has the meaning specified in Section 11.01(a)(vii).

“Requisite Term B Lenders” has the meaning specified in Section 11.01(a)(viii).

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Responsible Officer” of any person means any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in the Parent Guarantor, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in the Parent Guarantor, the Borrower or any Subsidiary.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in the Increase Joinder pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or an outstanding Revolving Loan, in its capacity as such.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Maturity Date” means April 18, 2017.

“Revolving Note” has the meaning specified in Section 2.11(a).

“Sale and Leaseback Transaction” has the meaning specified in Section 8.06.

“SBP” means the Special Business Provisions, MS-65530-0016, dated as of the June 16, 2005, between the Borrower and Boeing.

“SDN List” has the meaning specified in Section 8.17.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Documents” means a collective reference to the Pledge and Security Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.11 or Section 7.12.

“Senior Secured Leverage Ratio” means, at any date, the ratio of (a) Consolidated Indebtedness that is secured by a Lien (including without limitation Consolidated Credit Facility Indebtedness when secured by the Collateral) to (b) Consolidated EBITDA for the Test Period most recently ended as of such date.  Notwithstanding anything to the contrary in the foregoing, in no event will obligations or liabilities in respect of any Equity Interests be included in any calculation of the Senior Secured Leverage Ratio and in no event shall “Indebtedness” arising in connection with obligations to repay advances or progress payments made by Airbus and Boeing, as the case may be, upon the occurrence of an Airbus Discontinuance or a 787 Discontinuance, as applicable, be included in any calculation of the Senior Secured Leverage Ratio.

“787 Agreement” means the 787 GTA and the 787 SPB.

“787 Discontinuance” means the discontinuance of the 787 Program such that less than one thousand (1,000) shipsets will be delivered to Boeing pursuant to such program.

“787 GTA” means the General Terms Agreement, BCA-65520-0032, dated as of June 16, 2005, between the Borrower and Boeing, relating to the 787 Program.

“787 Program” means the 787 Program within the meaning of the 787 Agreement.

“787 SBP” means the Special Business Provisions, BCA-MS-65530-0019, dated as of June 16, 2005, between the Borrower and Boeing, relating to the 787 Program.

“Significant Subsidiary” means (a) any Subsidiary of the Parent Guarantor (other than the Borrower) that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the Closing Date (except that references to ten percent (10%) in such definition shall be changed to five percent (5%), and (b) any Subsidiary of the Parent Guarantor (other than the Borrower) which, when aggregated with all other Subsidiaries of the Parent Guarantor (other than the Borrower) that are not otherwise Significant Subsidiaries and as to which any event described in Section 9.01(i) has occurred and is continuing, would constitute a Significant Subsidiary under clause (a) of this definition.

“Sponsors” means, collectively, Onex Corporation, an Ontario corporation, Onex Partners L.P. and their respective affiliates.

“Subordination Provisions” has the meaning specified in Section 9.01(1).

“Subsidiary” means, with respect to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (b) any partnership of which more than fifty percent (50%) of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (c) any limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person have more than a fifty percent (50%) Equity Interest at the time.  Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Subsidiary Loan Party” means each of the Borrower’s direct and indirect Subsidiaries that guarantee the Obligations pursuant to the Guaranty and the Kansas Finance Sub.  Each Subsidiary of the Borrower other than Foreign Subsidiaries and Non-Guarantor Subsidiaries shall be a Subsidiary Loan Party.

“Swap Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Swap Contract with any Loan Party and (b) any Lender on the Closing Date or Affiliate of such Lender that is party to a Swap Contract with any Loan Party in existence on the Closing Date, in each case to the extent permitted by clause (vii) of Section 8.01(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04(b).

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $65,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taking” means any taking of any Property of the Parent Guarantor or any Subsidiary or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any property of the Parent Guarantor or any Subsidiary or any portion thereof, by any Governmental Authority.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TBC Trust” has the meaning specified in Section 6.25.

“TBC Trust Agreement” means the TBC Trust Agreement, dated as of June 16, 2005, among The Boeing Company, as Administrative Agent, Wilmington Trust, as Delaware trustee, Wilmington Trust SP Services, Inc., as independent agent, and the Borrower, as special agent.

“Term B Lender” means a Lender with a Term B Loan Commitment or an outstanding Term B Loan, in its capacity as such.

“Term B Loan” means the Loan made pursuant to Section 2.01(b).

“Term B Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term B Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term B Loan to be made by such Lender hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement.  The initial amount of each Lender’s Term B Loan Commitment is set forth in Schedule I or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term B Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Term B Loan Commitments is $550,000,000.

“Term B Loan Maturity Date” means April 18, 2019.

“Term Loan Commitment” means any Term B Loan Commitment and/or Add-On Term Loan Commitment.

“Term Loans” means the Term B Loan and each Add-On Term Loan, if any.

“Test Period” means (a) for each Financial Covenant, the four (4) consecutive complete Fiscal Quarters of the Parent Guarantor then last ended and (b) for all other provisions in this Agreement, the four (4) consecutive complete Fiscal Quarters of the Parent Guarantor ended as of the time indicated.  Compliance with such covenants shall be tested, as of the end of each Test Period, on the date on which the financial statements pursuant to Section 7.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Leverage Ratio” means, at any date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Transferred Asset Ownership Class” has the meaning specified in the Boeing Trust Agreement.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Treasury Management Agreement with any Loan Party and (b) any Lender on the Closing Date or Affiliate of such Lender that is a party to a Treasury Management Agreement with any Loan Party in existence on the Closing Date.

“Trust Agreements” means collectively the Boeing Trust Agreement and the TBC Trust Agreement.

“Trusts” has the meaning specified in Section 6.25(a).

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.

“Wholly Owned Subsidiary” means any Person one hundred percent (100%) of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons one hundred percent (100%) of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

1.02                      Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                     Accounting Terms.

(a)                                  Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of attributable indebtedness under any Synthetic Lease ( the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease) or the implied interest component of any Synthetic Lease shall be made by the applicable Person in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b)                                 Changes in GAAP.  The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.01(b) or (c).  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, for all purposes of this Agreement (including, without limitation, the provisions of Article VII (including, without limitation, the Financial Covenants)) leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                                  Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the Financial Covenants (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.

(d)                                 FASB ASC 825 and FASB ASC 470-20.  Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.04                     Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                     Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                     Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                     Commitments.

(a)                                  Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein.

(b)                                 Term Loan.  Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make its portion of a term loan (the “Term B Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term B Loan Commitment.  Amounts repaid on the Term B Loan may not be reborrowed.  The Term B Loan may consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof, as further provided herein.

(c)                                  Borrower Request.  The Borrower may, from time to time on or after the Closing Date by written notice to the Administrative Agent, elect to increase the existing Revolving Commitments and/or institute an Add-On Term Loan by an amount not in excess of $300,000,000 in the aggregate as follows:

(i)             Increase in Revolving Commitments.  The Borrower may from time to time on or after the Closing Date, upon prior written notice to the Administrative Agent, request to increase the Revolving Commitments.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the increased Revolving Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased Revolving Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased Revolving Commitments may elect or decline, in its sole discretion, to provide such increased Revolving Commitment.

(A)                              Conditions.  The increased Revolving Commitments shall become effective, as of such Increase Effective Date; provided that:

(I)                                    each of the conditions set forth in Section 5.02 shall be satisfied;

(II)                                any such increase shall be in a minimum principal amount of $25,000,000 and in integral multiples of $1,000,000 in excess thereof;

(III)                            no Default or Event of Default shall have occurred and be continuing or would result from the borrowings made on the Increase Effective Date, if any;

(IV)                            the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and

(V)                                the Borrower shall deliver (x) for any Mortgage that does not already sufficiently cover the full amount of the increase of the Revolving Commitments, a mortgage amendment sufficient to cover the full amount of the increase of the Revolving Commitments, pursuant to documentation reasonably satisfactory to the Administrative Agent; and (y) the evidence and documents described in clause (e) of the definition of “Real Property Security Deliverables” for each Mortgaged Property.

(B)                                Terms of New Revolving Loans and Commitments.  The terms and provisions of Revolving Loans made pursuant to increased Revolving Commitments shall be identical to the Revolving Loans.  The increased Revolving Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such increased Revolving Commitment, in form and substance reasonably satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.01(c)(i).  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to increased Revolving Commitments made pursuant to this Agreement.

(C)                                Adjustment of Revolving Loans.  Each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Obligations and Swing Line Loans outstanding on such

Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in L/C Obligations and Swing Line Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

(D)                               Equal and Ratable Benefit.  The Revolving Commitment established pursuant to this paragraph shall constitute Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such increased Revolving Commitment.

(ii)          Institution of Add-On Term Loan.  The Borrower may from time to time on or after the Closing Date, upon prior written notice to the Administrative Agent, institute one or more additional term loans (each an “Add-On Term Loan”).  Each such notice shall specify (i) the date (the “Add-On Term Loan Effective Date”) on which the Borrower proposes that the Add-On Term Loan shall be advanced, which shall be a date not less than twenty (20) days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as the Administrative Agent may agree in writing) and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Add-On Term Loan be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Add-On Term Loan may elect or decline, in its sole discretion, to provide such Add-On Term Loan.

(A)                              Conditions.  The institution of the Add-On Term Loan shall be subject to the following conditions:

(I)                                    each of the conditions set forth in Section 5.02 shall be satisfied;

(II)                                no Default or Event of Default shall have occurred and be continuing or would result from the Add-On Term Loan made on the Add-On Term Loan Effective Date, if any;

(III)                            the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction;

(IV)                            the Borrower shall deliver (x) for any Mortgage that does not already sufficiently cover the full amount of the

Add-On Term Loan, a mortgage amendment sufficient to cover the full amount of the Add-On Term Loan, pursuant to documentation reasonably satisfactory to the Administrative Agent; and (y) the evidence and documents described in clause (e) of the definition of “Real Property Security Deliverables” for each Mortgaged Property for each Mortgaged Property;

(V)                                any institution of the Add-On Term Loan shall be in a minimum principal amount of $50,000,000 and integral multiples of $10,000,000;

(VI)                            an Authorized Officer of the Borrower shall deliver to the Administrative Agent a Compliance Certificate demonstrating that, upon giving effect to the institution of the Add-On Term Loan on a Pro Forma Basis, the Borrower would be in compliance with the Financial Covenants as at the date of the last ended Test Period, as if such advance of the Add-On Term Loan occurred as of the first day of the relevant Test Period;

(VII)                        the Add-On Term Loan Maturity Date shall be as set forth in the Add-On Term Loan Joinder Agreement; provided, that, such date shall not be earlier than the Term B Loan Maturity Date;

(VIII)                    the scheduled principal amortization payments under each Add-On Term Loan shall be as set forth in the Add-On Term Loan Joinder Agreement; provided, that, the Weighted Average Life to Maturity of the Add-On Term Loan shall not be less than the Weighted Average Life to Maturity of the Term B Loans; and

(IX)                           the all-in-yield of each Add-On Term Loan shall be as set forth in the Add-On Term Loan Joinder Agreement (it being understood that “all-in-yield” shall be determined after taking into account original issue discount (assuming a four year average life), fees (other than bona fide arrangement, underwriting, structuring or similar fees not generally shared with the applicable Lenders) and interest rate (including any applicable LIBOR floor)), provided, that, in the event that the all-in-yield for such Add-On Term Loan is fifty basis points (0.50%) or more greater than the all-in-yield for the Term B Loans, the all-in-yield for the Term B Loans shall be increased such that the all-in-yield for the Term B Loans is fifty basis points (0.50%) less than the all-in-yield for such Add-On Term Loan.

(B)                                Terms of the Add-On Term Loan.  As contemplated above, some of the terms and provisions of Add-On Term Loan shall be effected by the applicable Add-On Term Loan Joinder Agreement executed by the Borrower, the Administrative Agent and each Lender making an Add-On Term Loan, in form and substance reasonably satisfactory to each of them.  Such Add-On Term Loan Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.01(c)(ii).  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to the Add-On Term Loans.

(C)                                Equal and Ratable Benefit.  The Add-On Term Loans made pursuant to this paragraph shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the institution of any such Add-On Term Loan.

2.02                     Borrowings, Conversions and Continuations of Loans.

(a)                                  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan

Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Requisite Lenders, and the Requisite Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to all Loans.

2.03                     Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)             Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  Furthermore, each Revolving Lender acknowledges and confirms that it has a participation interest in the liability of the L/C Issuer under the Existing Letters of Credit in a percentage equal to its Applicable Percentage of the Revolving Loans.  The Borrower’s reimbursement obligations in respect of the Existing Letters of Credit, and each Revolving Lender’s obligations in connection therewith, shall be governed by the terms of this Agreement.

(ii)          The L/C Issuer shall not issue any Letter of Credit if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Requisite Lenders have approved such expiry date; or

(B)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)       The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                                except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)                                 any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)      The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)         The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)      The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)             Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)          Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)       If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such

Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Requisite Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)      Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)             Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), or if the Borrower receives notice of such drawing after 11:00 a.m. on the Honor Date, not later than 10:00 a.m. on the first Business Day following the Honor Date (each such date a “Reimbursement Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  The Borrower shall pay the L/C Issuer interest on any Unreimbursed Amount from the date of any payment by the

L/C Issuer under a Letter of Credit, to the Reimbursement Date at the rate of interest then applicable to Base Rate Loans.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)          Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)       With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)      Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)         Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)      If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)             At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)          If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                  any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)               the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)              honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)           any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable;

(vii)        any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of L/C Issuer.  Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Requisite Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                                 Applicability of ISP and UCP; Limitation of Liability.Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)                                 Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, if (a) (i) any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods) or (ii)  an Event of Default under Section 9.01(i) shall be continuing, or (b) if any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise (and with respect to this clause (b) only, Requisite Lenders have so requested), in each case all Letter of Credit Fees shall accrue at the Default Rate.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each standby Letter of Credit, at the rate per annum specified in (A) the Fee Letter, with respect to Bank of America, in its capacity as L/C Issuer, and (B) as specified in written agreements between the Borrower and the applicable L/C Issuer, with respect to any L/C Issuer other than Bank of America, in its capacity as L/C Issuer, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                     Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                  Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)                                     Replacement of the Issuing Bank.  The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer.  The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to clauses (h) and (i) above.  From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuer, as the context shall require.  After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

2.04                     Swing Line Loans.

(a)                                  Swing Line Facility.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)                                  Refinancing of Swing Line Loans.

(i)             The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)          If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)       If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)      Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02.  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)             At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)          If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                     Prepayments.

(a)                                  Voluntary Prepayments.

(i)             Revolving Loans, Term B Loan and Add-On Term Loans.  Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice substantially in the form of Exhibit 2.05 (or in form and substance otherwise reasonably acceptable to the Administrative Agent) from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans, the Term B Loan and/or any Add-On Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and whether the Loans to be prepaid are the Revolving Loans, the Term B Loan and/or any Add-On Term Loan.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.  Each such prepayment of the Term B Loan or any Add-On Term Loan shall be applied to the Term B Loan and the applicable Add-On Term Loan on a pro rata basis, with such prepayments to be applied ratably to the remaining principal amortization payments thereunder until the Term B Loan and such Add-On Term Loan have been paid in full.  Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay any Term Loan pursuant to this Section 2.05(a)(i) during the period from the Closing Date through the date ten (10) Business Days thereafter.

(ii)          Swing Line Loans.  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)       Soft Call Protection.  If any prepayment with respect to the Term B Loan is made pursuant to this Section 2.05(a) within one (1) year after the Closing Date pursuant to a Repricing Transaction, the Borrower shall on the date of such prepayment pay to the Lenders a prepayment premium equal to one percent (1.00%) of the principal amount of the Term B Loan so prepaid.

(b)                                 Mandatory Prepayments of Loans.

(i)             Revolving Commitments.  If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)          Asset Sales.  (i) If the Parent Guarantor or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale (other than the sale or issuance of Equity Interests of the Borrower), one hundred percent (100%) of such Net Proceeds shall be applied within five (5) Business Days after receipt thereof toward the prepayment of the Term Loans on a pro rata basis or a prepayment of Revolving Loans as set forth in Section 2.05(b)(vi); provided that (x) the Net Proceeds from Asset Sales permitted by Section 8.05 shall not be required to be applied as provided herein on such date if and to the extent that (1) no Event of Default then exists or would arise therefrom and (2) the Borrower delivers an officers’ certificate to the Administrative Agent on or prior to the date of such Asset Sale stating that such Net Proceeds shall be reinvested in property used or usable in the business of the Borrower and its Subsidiaries in each case within one year following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended), and (y) if all or any portion of such Net Proceeds not so applied as provided herein is not so used within such one year period, such remaining portion shall be applied on the last day of such period as specified in this Section 2.05(b)(ii); provided, further, if the property subject to such Asset Sale constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other holders of the Obligations in accordance with Section 7.11.

(iii)       Destruction and Takings.  If the Parent Guarantor or any of its Subsidiaries shall receive proceeds from insurance or condemnation recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, one hundred percent (100%) of the Net Proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of the Term Loans on a pro rata basis or a prepayment of Revolving Loans as set forth in Section 2.05(b)(vi) below; provided that (x) such Net Proceeds shall not be required to be so applied to the extent that the Borrower has delivered an officers’ certificate to the Administrative Agent promptly following the receipt of such Net Proceeds stating that such proceeds shall be used to (1) repair, replace or restore any Property in respect of which such Net Proceeds were paid or (2) fund the substitution of other Property used or usable in the business of the Borrower or the Subsidiaries, in each case within one year following the date of the receipt of such Net Proceeds, and (y) if all or any portion of such Net Proceeds not so applied as provided herein is not so used within one year after the date of the receipt of such Net Proceeds, such remaining portion shall be applied on the last day of such period as specified in this Section 2.05(b)(iii); provided, further, if the Property subject to such Destruction or Taking constituted Collateral under the Security Documents, then any replacement or substitution property purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other holders of the Obligations in accordance with Section 7.11.

(iv)      Debt Incurrence.  If the Parent Guarantor or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, any Equity Interest or Equity Rights) (other than Excluded Debt Issuances) (each, a “Debt Incurrence”), one hundred percent (100%) of the Net Proceeds thereof shall be applied within five (5) Business Days after receipt thereof toward the prepayment of the Loans in accordance with Section 2.05(b)(vi).

(v)         Excess Cash Flow.  If, for any Excess Cash Flow Period, (A) there shall be Excess Cash Flow for such Excess Cash Flow Period and (B) as of the end of such Excess Cash Flow Period (x) the corporate credit rating of the Borrower by S&P is below (but not including) BB (or is not rated by S&P) or (y) the corporate family rating of the Borrower by Moody’s is below (but not including) Ba2 (or is not rated by Moody’s), the Excess Cash Flow Percentage of such Excess Cash Flow shall be delivered to the Administrative Agent not later than ten (10) Business Days after the date financial statements with respect to the Fiscal Year then ending are required to be delivered pursuant to Section 7.01(b) and applied toward the prepayment of the Loans in accordance with Section 2.05(b)(vi); provided, that the aggregate amount of any Excess Cash Flow required to be applied toward the prepayment of the Loans under this clause (v) for any Excess Cash Flow Period shall be reduced on a dollar-for-dollar basis by the amount of any voluntary prepayments (other than prepayments funded with the proceeds of Indebtedness) during such Excess Cash Flow Period of the Term B Loan, any Add-On Term Loan and, to the extent accompanied by a permanent reduction of the Aggregate Revolving Commitments pursuant to Section 2.06(a), Revolving Loans.

(vi)      Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)                              with respect to all amounts prepaid pursuant to Section 2.05(b)(i), ratably to Revolving Loans and Swing Line Loans and (after all Revolving Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations;

(B)                                with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii), (iii), (iv) and (v) first pro rata to the Term B Loan and each Add-On Term Loan (ratably to the remaining principal amortization payments of each Loan), then (after the Term B Loan and each Add-On Term Loan have been paid in full) to the Revolving Loans and then (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations (without a corresponding permanent reduction in the Aggregate Revolving Commitments).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06                     Termination or Reduction of Aggregate Revolving Commitments.

(a)                                  Optional Reductions.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b)                                 Mandatory Reductions.  If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceed the Aggregate Revolving Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)                                  Notice.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Revolving Commitments under this Section 2.06.  Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07                     Repayment of Loans.

(a)                                  Revolving Loans.  The Borrower shall repay to the Revolving Lenders on the Revolving Loan Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)                                 Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date within one (1) Business Day of demand therefor by the Swing Line Lender and (ii) the Revolving Loan Maturity Date.

(c)                                  Term B Loan.  The Borrower shall repay the outstanding principal amount of the Term B Loan on the last Business Day of each Fiscal Quarter in the amount of $1,375,000.00, with the then Outstanding Amount of the Term B Loan due on the Term B Loan Maturity Date (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02, Section 9.03 or Section 9.04.

(d)                                 Add-On Term Loan.  The Borrower shall repay the outstanding principal amount of each Add-On Term Loan in the installments on the dates and in the amounts set forth in the applicable Add-On Term Loan Lender Joinder Agreement (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02, Section 9.03 or Section 9.04.

2.08                     Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan that is a Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate for Revolving Loans, (ii) each Eurodollar Rate Loan that is a Term B Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate for the Term B Loan, (iii) each Base Rate Loan that is a Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans, (iv) each Base Rate Loan that is a Term B Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Term B Loan and (v) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such overdue amount of principal shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Requisite Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               If an Event of Default under Section 9.01(i) shall be continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)                                 Notwithstanding any other provision herein to the contrary, if the aggregate amount of previously accrued but unpaid interest (including any capitalized interest and original issue discount) which would be includible in income of the Lenders (within the meaning of Section 163(i) of the Internal Revenue Code) (the “Aggregate Accrual”) on any Interest Payment Date following the fifth (5th) anniversary of the Closing Date exceeds an amount equal to the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Internal Revenue Code) of the Loans and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Internal Revenue Code) of the Loans (such sum, the “Maximum Accrual”), then, on each such interest payment date, the Borrower shall be required to pay to the Lenders an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual.

2.09                     Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)                                  Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) at a rate per annum equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z)

the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.  For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the Commitment Fee.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Loan Maturity Date; provided, that (A) no Commitment Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Fee Letter.  The Borrower shall pay to MLPFS and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10                     Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)                                  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of three-hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article IX.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11                     Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit 2.11(a) (a “Revolving Note”), (ii) in the case of Swing Line Loans, be in the form of Exhibit 2.11(b) (a “Swing Line Note”), (iii) in the case of the Term B Loan, be in the form of Exhibit 2.11(c) (a “Term B Note”) and (iv) in the case of each Add-On Term Loan, be in the form of Exhibit 2.11(d) (an “Add-On Term Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                     Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)          Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                     Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)             if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)          the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                     Cash Collateral.

(a)                                  Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts or in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15                     Defaulting Lenders.

(a)                                  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)             Waivers and Amendment.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Requisite Lenders” and Section 11.01.

(ii)          Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing

Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees.

(A)                              No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                                Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)                                With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)      Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in any amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                     Taxes.

(a)                                  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)             Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)          If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)       If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)          Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)   Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)           executed originals of Internal Revenue Service Form W-8ECI,

(III)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-2 or Exhibit 3.01-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)  Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)           Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02       Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03       Inability to Determine Rates.

If the Requisite Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04       Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of,

deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)   subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)  impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05       Compensation for Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds (but excluding loss of anticipated profits) obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06       Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or any Lender notifies the Borrower and Administrative Agent that it is unable to fund Eurodollar Loans pursuant to Section 3.02 or Section 3.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07       Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01       The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Swap Bank, each Treasury Management Bank, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02       Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Obligations), it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full (other than contingent indemnification obligations that are not then due and payable) and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank, or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;

(c)           the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)           any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03       Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04       Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05       Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02. Section 9.03 and Section 9.04 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06       Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full (other than contingent indemnification obligations that are not then due and payable) and the Commitments have terminated.

4.07       Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01       Conditions of Initial Credit Extension.

This Agreement shall become effective upon and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           Loan Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by an authorized officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)           Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c)           Financial Statements.  The Administrative Agent shall have received:

(i)    the Audited Financial Statements; and

(ii)   a budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, consolidated income statement projections for the Borrower and its Subsidiaries, consolidated balance sheet projections for the Borrower and its Subsidiaries and consolidated cash flow projections for the Borrower and its Subsidiaries, all for the Fiscal Years ending 2012 through 2016, inclusive (the “Projected Financial Statements”).

(d)           No Material Adverse Change.  There shall not have occurred a material adverse change since December 31, 2011 in the business, financial condition, affairs or results of operation of the Parent Guarantor and its Subsidiaries, taken as a whole.

(e)           Litigation.  There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f)            Organizational Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)    copies of the Organizational Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)   such certificates of resolutions or other action, incumbency certificates and/or other certificates of authorized officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each authorized officer thereof authorized to act as an authorized officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)  such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(g)           Perfection and Priority of Liens.  Receipt by the Administrative Agent of the following:

(i)    searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)   UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)  all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge and Security Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)  searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices; and

(v)   duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the intellectual property of the Loan Parties.

(h)           Evidence of Insurance.  Receipt by the Administrative Agent of copies of insurance policies, endorsements to insurance policies and/or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders.

(i)            Closing Certificate.  Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 5.01(d) and (e) and Sections 5.02(a) and (b) have been satisfied.

(j)            Solvency Certificate.  The Administrative Agent shall have received certification dated as of the Closing Date from a Responsible Officer of the Borrower stating that as of the Closing Date, after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto on the Closing Date, (i) the fair value of the assets of the Loan Parties, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted.

(k)           Termination of Existing Credit Agreement.  Receipt by the Administrative Agent of evidence that the Existing Credit Agreement concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement concurrently with the Closing Date are being released.

(l)            Fees.  Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the Closing Date.

(m)          Attorney Costs.  Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02       Conditions to all Credit Extensions.

The obligation of each Lender or each L/C Issuer, as applicable, to honor any Request for Credit Extension (excluding any conversion or continuation of Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer and/or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents on the Closing Date, the Loan Parties, jointly and severally, make the representations and warranties set forth in this Article VI and upon the occurrence of each Credit Extension thereafter:

6.01       Organization, etc.  Each Loan Party (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) is duly qualified to do business and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, and (c) has full power and authority and holds all requisite governmental licenses, permits and other approvals to (i) enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and (ii) own or hold under lease its property and to conduct its business substantially as currently conducted by it, except, in the case of clauses (b) and (c)(ii) only, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02       Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not

(a)           contravene the Organizational Documents of any Loan Party or any of its respective Subsidiaries;

(b)           contravene any law, statute, rule or regulation binding on or affecting any Loan Party or any of its respective Subsidiaries;

(c)           violate or result in a default or event of default or an acceleration of any rights or benefits under any indenture, agreement or other instrument binding upon any Loan Party or any of its respective Subsidiaries; or

(d)           result in, or require the creation or imposition of, any Lien on any assets of any Loan Party or any of its respective Subsidiaries, except Liens created under the Loan Documents,

except, in the cases of clauses (b), (c) and (d) only, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.03       Government Approval, Regulation, etc.  No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or any other Loan Party of this Agreement or any other Loan Document, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens under the Security Documents and (iii) those, the failure of which to obtain or make, would not reasonably be expected to have a Material Adverse Effect.  No Loan Party or any of its respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.04       Validity, etc.  This Agreement has been duly executed and delivered, or a Guarantor Joinder Agreement has been executed and delivered with the same effect as execution and delivery of this Agreement, by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof (or execution and delivery of a Guarantor Joinder Agreement) and assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

6.05       Boeing Agreements; IRB Agreements.  The Borrower has provided to the Administrative Agent true and correct copies of each Boeing Agreement and each IRB Agreement.

6.06       Financial Information.  (a)  The Audited Financial Statements have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects in the financial condition of the Parent Guarantor and the results of its operations and its cash flows as of the dates and for the period presented and the Audited Financial Statements have been audited by independent registered public accountants of nationally recognized standing and are accompanied by an unqualified opinion of such accountants.

(b)           Except as disclosed in the financial statements referred to above or the notes thereto, none of the Parent Guarantor or its Subsidiaries has any Indebtedness, contingent liabilities, long-term commitments or unrealized losses that have had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.07       No Material Adverse Effect.  Since December 31, 2011, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

6.08       Litigation.  There is no pending or, to the knowledge of the Loan Parties, threatened litigation, action or proceeding against the Parent Guarantor or any of its Subsidiaries, or the ability of the parties to consummate the transactions contemplated hereby, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

6.09       Compliance with Laws and Agreements.  None of the Loan Parties has violated, is in violation of or has been given written notice of any violation of any laws (other than Environmental Laws, which are the subject of Section 6.14), regulations or orders of any Governmental Authority applicable to it or its property or any indenture, agreement or other instrument binding upon it or its property, except for any violations which could not reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.  No breach, default, violation, cancellation, termination or other event that could reasonably be expected to have a Material Adverse Effect has occurred under any Boeing Agreement.

6.10       Loan Party Information.  Schedule 6.10 (a) sets forth the name, taxpayer identification number, organizational identification number (if any) of each of the Parent Guarantor, the Borrower and each other Loan Party, (b) sets forth the direct or indirect ownership interest of the Parent Guarantor and the Borrower in each of their respective Subsidiaries, and (c) identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date.

6.11       Ownership of Properties.  (a) Each of the Borrower and its Subsidiaries has good and marketable title in fee simple to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its properties and assets (including all Mortgaged Properties), except for defects in the foregoing that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to do so in the aggregate could not reasonably be expected to have a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b)           As of the Closing Date, Schedule 6.11(b) contains and will contain a true and complete list of each parcel of Real Property (i) owned in fee by any Loan Party as of the Closing Date and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee or otherwise.

(c)           Each of the Borrower and its Subsidiaries has complied with all obligations under all leases and other Real Property Agreements (including, without limitation, the IRB Agreements) to which it is a party, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and all such leases and other Real Property Agreements are in full force and effect, except in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.  Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(d)           Each of the Borrower and its Subsidiaries owns, possesses, is licensed or otherwise has the right to use, or could obtain ownership or possession of, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, except for those the failure to own, possess, license or use could not reasonably be expected to have a Material Adverse Effect, and without any known conflict or alleged conflict with the rights of others, except where such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 6.11(d) is a list of all intellectual property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date.  As of the Closing Date, none of the intellectual property rights owned by any of the Loan Parties or any of its Subsidiaries is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.11(d).

(e)           As of the Closing Date, no Loan Party or any of its respective Subsidiaries has received any written notice of, or has any actual knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that if unresolved would have a material impact on the applicable Loan Party’s ability to use the property as the same is intended to be used in connection with the business of such Loan Party.

6.12       Taxes.  Each of the Parent Guarantor, the Borrower and its Subsidiaries has timely filed all federal, foreign and all other material tax returns and reports required by law to have been filed by it and has timely paid all taxes and governmental charges due (whether or not shown on any tax return), except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  Each of the Parent Guarantor, the Borrower and its Subsidiaries has made adequate provision in accordance with GAAP for all taxes not yet due and payable.  Neither the Parent Guarantor, nor the Borrower, nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Internal Revenue Code or within the meaning of Section 6111(c) or Section 6111(d) of the Internal Revenue Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

6.13       Pension and Welfare Plans.  No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien on the assets of any Loan Party or a Subsidiary, if such Lien could reasonably be expected to have a Material Adverse Effect.  The Borrower and its Subsidiaries and their ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan except for failures to so comply which could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by the Borrower or any of its Subsidiaries or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect.  The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans by an amount that could reasonably be expected to have a Material Adverse Effect.  Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each Loan Party or ERISA Affiliate to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has any contingent liability with respect to post-retirement benefits provided by the Borrower or any of its Subsidiaries under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Except as could not reasonably be expected to have a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (b) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

6.14       Environmental Warranties.  (a) All facilities and property owned, leased or operated by the Borrower or any of its Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws, except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           There are no pending or threatened (in writing):

(i)    Environmental Claims received by the Borrower or any of its Subsidiaries, or

(ii)   written claims, complaints, notices or inquiries received by the Borrower or any of its Subsidiaries regarding Environmental Liability,

in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)           There have been no Releases of Hazardous Materials at, on, under or from any property now or, to any Loan Party’s knowledge, previously owned, leased or operated by the Borrower or any of its Subsidiaries that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(d)           The Borrower and its Subsidiaries have been issued and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits which, if not so obtained or as to which the Borrower and its Subsidiaries are not in compliance, or are not in effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e)           No property now or, to any Loan Party’s knowledge, previously owned, leased or operated by the Borrower or any of its Subsidiaries is listed or proposed (with respect to owned property only) for listing on the CERCLIS or on any similar state list of sites requiring investigation or clean-up, or on the National Priorities List pursuant to CERCLA.

(f)            There are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas, on or under any property now or, to any Loan Party’s knowledge, previously owned or leased by the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g)           Neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would reasonably be expected to lead to any Environmental Claim against the Borrower or such Subsidiary that could reasonably be expected, individually or in the aggregate with any other such Environmental Claims, to have a Material Adverse Effect.

(h)           No liens have been recorded pursuant to any Environmental Law with respect to any property or other assets currently owned or leased by the Borrower or its Subsidiaries.

(i)            Neither the Borrower nor any of its Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law, nor has any of the Loan Parties or any of their respective Subsidiaries assumed by contract, agreement or operation of law any obligation under Environmental Law, the cost of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j)            There are no polychlorinated biphenyls or asbestos or asbestos-containing material present at any property owned, leased or operated by the Borrower or any of its Subsidiaries, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.15       Regulations T, U and X.  The Loans and other Credit Extensions, the use of the proceeds thereof, this Agreement and the transactions contemplated hereby will not result in a violation of or be inconsistent with any provision of Regulation T, Regulation U or Regulation X.

6.16       Disclosure; Accuracy of Information and Projected Financial Statements.  (a) Neither this Agreement nor any other document, certificate or written statement (other than Projections and information of a general economic or industry specific nature), in each case concerning any Loan Party, furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not materially misleading, in light of the circumstances under which they were made.  Any document, certificate or written statement containing financial projections and other forward looking information concerning the Parent Guarantor and its Subsidiaries provided to the Arrangers  or the Lenders by any of the Loan Parties or any of their representatives (or their behalf) (the “Projections”) have been be prepared in good faith utilizing reasonable assumptions and due care in the preparation of such document, certificate or written statement, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.

(b)           The Projected Financial Statements were prepared in good faith based on assumptions that are reasonable as of the date of such projections and as of the Closing Date and all material assumptions with respect to the Projected Financial Statements are set forth therein.  The Projected Financial Statements present a good faith estimate of the consolidated financial information contained therein at the date thereof, it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the projections will differ from the projected results and that the difference may be material.  The Projected Financial Statements are not representations by the Borrower or any other Loan Party that the projections thereof will be achieved.

6.17       Insurance.  The properties of the Borrower and each of its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and operating and owning properties in the same or similar locations, and as required to be maintained pursuant to the Security Documents.  All such insurance (including the related insurance policies) is in full force and effect, all premiums with respect thereto that are due and payable have been duly paid and no Loan Party has received or is aware of any notice of violation or cancellation thereof and each Loan Party has complied in all material respects with the material requirements of each such policy.

6.18       Labor Matters.  Except as could not reasonably be expected to have a Material Adverse Effect (for purposes of this representation being made on the Closing Date only, with references to the Loan Parties in such definition being deemed to be references to the Borrower and its Subsidiaries taken as a whole), (a) there are no strikes, lockouts or slowdowns against the Loan Parties pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters; and (c) all payments due from the Loan Parties, or for which any claim may be made against the Loan Parties, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Parties.

6.19       Solvency.  Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Loan Parties, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, on a consolidated basis, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

6.20       Securities.  The common Equity Interests of each of the Parent Guarantor’s and the Borrower’s Subsidiaries are fully paid and, to the extent applicable, non-assessable.  The Equity Interests of each Subsidiary held, directly or indirectly, by the Borrower are owned, directly or indirectly, by the Borrower free and clear of all Liens except the Liens created by the Security Documents and non-consensual Permitted Liens.  There are not, as of the Closing Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any common stock of the Borrower or any of its Subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such common stock, except as disclosed in the financial statements delivered pursuant to Sections 7.01(a) and (b) or otherwise disclosed to the Lenders prior to the Closing Date.

6.21       Indebtedness Outstanding.  Set forth on Schedule 6.21 is a list and description of all Indebtedness of the Loan Parties and their respective Subsidiaries (other than the Loans) that will be outstanding immediately after the Closing Date (such Indebtedness, “Indebtedness to Remain Outstanding”).

6.22       Security Documents.   The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, subject to the sentence below, perfected, with respect to personal property, and valid and enforceable, with respect to Real Property, in each case prior to all other Liens other than Permitted Liens.  Perfection of the Liens described in the foregoing sentence may be subject to one or more of the following: (i) the filing or recording of Uniform Commercial Code financing statements, (ii) the filing of appropriate notices with the United States Patent and Trademark Office and the United States Copyright Office, (iii) obtaining control (to the extent required under Section 4(a) of the Pledge and Security Agreement), (iv) such actions as may be required by applicable foreign Laws affecting the pledge of the Pledged Equity of Foreign Subsidiaries and (v) the filing of Mortgages.  Except for consents, authorizations, filings or other actions which have been obtained or made, no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder, member or creditor of such Obligor), is required for (A) the grant by such Obligor of the security interest in the Collateral granted hereby or for the execution, delivery or performance of this Agreement by such Obligor, (B) the perfection of such security interest (to the extent such security interest can be perfected by filing under the Uniform Commercial Code, the granting of control (to the extent required under Section 4(a) hereof) or by filing an appropriate notice with the United States Patent and Trademark Office or the United States Copyright Office) or (C) the exercise by the Collateral Agent or the holders of the Secured Obligations of the rights and remedies provided for in this Agreement.

6.23       Anti-Terrorism Laws.  (a) None of the Loan Parties or, to the knowledge of any of the Loan Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Loan Party or, to the knowledge of any of the Loan Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)    a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)   a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)  a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)  a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)   a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c)           No Loan Party or, to the knowledge of any Loan Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.24       Subordination.  The obligations of the Loan Parties in respect of Indebtedness arising pursuant to any Permitted Kansas Bond Financing are junior and subordinate to the Obligations.

6.25       IRB Assets.   The Borrower and/or its Subsidiaries have valid leasehold interests free and clear of all Liens (other than non-consensual Permitted Liens) in the IRB Assets pursuant to the Buyer Sublease.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Parent Guarantor and the Borrower each hereby covenants and agrees with the Lenders that on or after the Closing and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full (other than contingent indemnification obligations that are not then due and payable) and all Letters of Credit have expired, terminated or been collateralized and all drawings under all Letters of Credit shall have been reimbursed:

7.01       Financial Information, Reports, Notices, etc.  The Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a)           as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Parent Guarantor, a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Parent Guarantor and its Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (including a note with a consolidating balance sheet and statements of earnings and cash flows for each Non-Guarantor Subsidiary), certified by a Financial Officer of the Parent Guarantor as fairly presenting in all material respects the financial position, results of operations and cash flows of the Parent Guarantor and its Subsidiaries in accordance with GAAP consistently applied and a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year (it being understood that such information may be furnished in the form of a Form 10-Q);

(b)           as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Parent Guarantor, a copy of the annual audit report for such Fiscal Year for the Parent Guarantor and its Subsidiaries, including therein a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Parent Guarantor and its Subsidiaries for such Fiscal Year (including a note with a consolidating balance sheet and statements of earnings and cash flows for each Non-Guarantor Subsidiary), in each case certified (without any Impermissible Qualification) in a manner reasonably acceptable to the Administrative Agent by an independent public accounting firm reasonably acceptable to the Administrative Agent, together with a certificate from a Financial Officer of the Parent Guarantor (a “Compliance Certificate”) containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in the Financial Covenants and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it, and concurrently with the delivery of the foregoing financial statements and a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Parent Guarantor and the Borrower for such Fiscal Year, as compared to amounts for the previous Fiscal Year and budgeted amounts (it being understood that such information may be furnished in the form of a Form 10-K) (provided that such comparison need not be covered by the certification of the independent public accounting firm referred to above);

(c)           as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Parent Guarantor, a Compliance Certificate containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in the Financial Covenants and to the effect that, in making the examination necessary for the signing of such certificate, the Financial Officer executing such Compliance Certificate has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;

(d)           as soon as available and in any event within sixty (60) days after the end of each Fiscal Year of the Parent Guarantor, commencing with the Fiscal Year beginning January 1, 2013, a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash) and, promptly when available, any significant revisions of such budgets;

(e)           promptly upon receipt thereof, copies of all material written reports submitted to the Parent Guarantor by independent certified public accountants in connection with each annual, interim or special audit of the books of the Parent Guarantor or any of its Subsidiaries made by such accountants;

(f)            promptly and in any event within five (5) days after becoming aware of the occurrence of any Default or Event of Default, a statement of a Financial Officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(g)           promptly and in any event within five (5) Business Days after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding against a Loan Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding against a Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and, to the extent requested by the Administrative Agent, copies of all documentation relating thereto;

(h)           promptly upon becoming aware of the taking of any specific actions by the Parent Guarantor or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without the Parent Guarantor or any ERISA Affiliate having to provide more than $5,000,000 in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien on the assets of any Loan Party or a Subsidiary or in the incurrence by a Loan Party of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of a Loan Party with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

(i)            upon written request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or ERISA Affiliate with the Department of Labor with respect to each Pension Plan; (ii) to the extent available, the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Loan Party or ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;

(j)            promptly and in any event within five (5) Business Days, notice of any other development that could reasonably be expected to have a Material Adverse Effect;

(k)           promptly, and in any event within five (5) Business Days of the receipt thereof, any written notice from Boeing or Airbus with respect to the cancellation of any programs covered by any of the Boeing Agreements or the Airbus Agreement, as the case may be; and

(l)            promptly, from time to time, such other information respecting the condition or operations, financial or otherwise, of the Parent Guarantor or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 7.01 may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (ii) on which they are first available on the SEC’s website on the Internet at www.sec.gov; provided, that: the Borrower shall deliver a paper copy of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copy.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or any of the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a  “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, each of the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be required to treat any

Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.”

7.02       Compliance with Laws, etc.  Each of the Parent Guarantor and the Borrower will, and will cause each of their respective Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders, except where such noncompliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.03       Maintenance of Properties.  Each of the Parent Guarantor and the Borrower will, and will cause each of their respective Subsidiaries to, maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

7.04       Insurance.  Each of the Parent Guarantor and the Borrower will, and will cause each of their respective Subsidiaries to, maintain or cause to be maintained with financially sound and responsible insurance companies insurance with respect to its properties material to the business of the Loan Parties and their respective Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations (including, without limitation, to the extent customary in the case of similar businesses operating in the same or similar locations, (i) physical hazard insurance on an “all risk” basis including an industry standard Lenders Loss Payable Clause, (ii) commercial general liability against claims for bodily injury, death or property damage and including the Administrative Agent and the Collateral Agent as additional insured parties or, in the case of property insurance, loss payee, (iii) boiler and machinery insurance covering all electrical and mechanical equipment and vessels under pressure constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance as may be required by any applicable Laws and (vi) such other insurance against risks as the Administrative Agent or the Collateral Agent may from time to time require).  Each such insurance policy shall provide that it may not be cancelled or otherwise terminated without at least thirty (30) days’ prior written notice to the Administrative Agent.  To the extent any such policy is cancelled, adversely modified or renewed, each of the Parent Guarantor and the Borrower shall, and shall cause each of their respective Subsidiaries to, deliver a certificate of insurance to the Administrative Agent, together with evidence reasonably satisfactory to the Administrative Agent of the payment of the premium therefor.

If any portion of improvements to real property subject to a Mortgage are located in a “flood hazard area” as provided in any Flood Insurance Rate Map published from time to time by the Federal Emergency Management Agency (or any successor agency), each of the Parent Guarantor and the Borrower will, and will cause each other Loan Party to, with respect to such improvements, obtain flood insurance in such total amount as necessary to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, and any regulatory requirements applicable to the Administrative Agent and/or the Lenders with respect to the amount of flood insurance required.

7.05       Books and Records; Visitation Rights; Maintenance of Ratings.  (a) Each of the Parent Guarantor and the Borrower will, and will cause each of their respective Subsidiaries to, keep books and records which accurately reflect in all material respects its business affairs and material transactions and permit the Administrative Agent or any Lender or their representatives, at reasonable times and intervals, to (i) visit all of its offices, (ii) discuss its financial matters with its officers and independent public accountant and (iii) upon the reasonable request of the Administrative Agent or a Lender, examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate or partnership records (provided that as long as no Default or Event of Default has occurred and is continuing, (a) the Loan Parties shall bear the expense of not more than one (1) such visit per Fiscal Year and (b) such visits shall be coordinated through the Administrative Agent).

(b)           The Borrower shall use commercially reasonable efforts to continue to have this Agreement and the Revolving Loans hereunder rated by each of Moody’s and S&P.

7.06       Environmental Covenant.  Each of the Parent Guarantor and the Borrower will, and will cause each of their respective Subsidiaries to:

(a)           use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect and remain in compliance therewith and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any failure to keep Environmental Permits in effect or noncompliance that could not reasonably be expected to have a Material Adverse Effect;

(b)           promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

(c)           in the event of the presence of any Hazardous Material on any Mortgaged Property which is in violation of any Environmental Law or which could reasonably be expected to result in an Environmental Liability which violation or Environmental Liability could reasonably be expected to have a Material Adverse Effect, each applicable Loan Party and its Subsidiaries, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and eliminate any such adverse effect in accordance with and to the extent required by applicable Environmental Laws, and shall keep the Administrative Agent informed of their actions;

(d)           at the written request of the Administrative Agent or the Requisite Lenders, which request shall specify in reasonable detail the basis therefor, each Loan Party will provide, at such Loan Party’s sole cost and expense, an environmental site assessment report (which may include where appropriate testing and sampling, including sampling of soil and ground water) concerning any Mortgaged Property now or hereafter owned or leased by such Loan Party or any of its respective Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any Remedial Action in connection with such Hazardous Materials on, at, under or emanating from such Mortgaged Property pursuant to any applicable Environmental Law; provided that such request may be made only (i) if an Event of Default has occurred and is continuing for not less than sixty (60) days or (ii) if (x) the performance of such requested actions could not reasonably be expected to adversely affect the ability of the Borrower to recover from Boeing pursuant to Boeing’s indemnity obligations under the Acquisition Agreement and (y) the Administrative Agent or the Requisite Lenders reasonably believe that (A) the Borrower or any such Mortgaged Property is not in compliance with Environmental Law and such noncompliance could reasonably be expected to have a Material Adverse Effect, or (B) circumstances exist that could reasonably be expected to form the basis of an Environmental Claim against such Loan Party or to result in Environmental Liability, in each case that could reasonably be expected to have a Material Adverse Effect (in such events as are listed in this subparagraph, the environmental site assessment shall be focused upon the noncompliance or other circumstances as applicable).  If any Loan Party fails to provide the same within forty-five (45) days after such request was made, the Administrative Agent may order the same, and such Loan Party shall grant and hereby grants to the Administrative Agent and the Requisite Lenders and their agents access to such Mortgaged Property and specifically grants the Administrative Agent and the Requisite Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment, all at such Loan Party’s sole cost and expense; and

(e)           promptly, from time to time, provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.06.

7.07       Information Regarding Collateral.  (a) Each of the Parent Guarantor and the Borrower will, and will cause each of the other Loan Parties to, furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in such Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s corporate structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational identification number or (v) in any Loan Party’s jurisdiction of organization.  Each of the Parent Guarantor and the Borrower will not, and will not permit any other Loan Party to, effect or permit any change referred to in the preceding sentence unless (i) it shall have given the Administrative Agent and the Collateral Agent written notice not later than ten (10) days after any such change and (ii) all filings have been made under the applicable Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interests in all the Collateral.  Each of the Parent Guarantor and the Borrower will, and will cause each other Loan Party to, promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)           Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 7.01(b), the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer or the chief legal officer of the Borrower updating, to the extent necessary, to reflect (i) the list of owned and leased Real Property, (ii) any changes to the names or locations of any Loan Party or (iii) any other information reasonably requested by the Administrative Agent with respect to the Collateral.

7.08       Existence; Conduct of Business.  Each of the Parent Guarantor and the Borrower will, and will cause each of their respective Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except (other than in respect of the legal existence of the Borrower) where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 7.08 shall prohibit any merger or consolidation, liquidation or dissolution permitted under Section 8.03 or sale or other disposition permitted under Section 8.05.

7.09       Performance of Obligations.  Each of the Parent Guarantor and the Borrower will, and will cause each of their respective Subsidiaries to, perform all of their respective obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which they are bound or to which they are a party except for such noncompliance as in the aggregate could not reasonably be expected to have a Material Adverse Effect.

7.10       Casualty and Condemnation.  Each of the Parent Guarantor and the Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty, Destruction or other insured damage to any Collateral in an amount in excess of $10,000,000 or the commencement of any action or proceeding for the Taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement.

7.11       Pledge of Collateral.

(a)           Personal Property.  Each of the Parent Guarantor and the Borrower will, and will cause each of the other Loan Parties to, take all necessary action, including the filing of appropriate financing statements under the provisions of the Uniform Commercial Code, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into a Guarantor Joinder Agreement, to grant to the Collateral Agent, for its benefit and the benefit of the other holders of the Obligations, a valid and enforceable first priority Lien, subject in each case only to Permitted Liens, in all personal property (other than (x) Capital Stock of any Subsidiary, the pledging of which shall be governed by clause (c) below and (y) Excluded Property) of the Loan Parties; provided, however, that no Loan Party shall be required pursuant to this Section 7.11(a) to enter into any deposit account or securities account control agreement.

(b)           Real Property.  In the event that any Loan Party acquires an interest in Real Property (other than Excluded Property), including pursuant to the release of any such Real Property that constituted an IRB Asset from the IRB Agreements, or renews any Real Property Agreement (whether or not the subject of a Mortgage or other Security Documents), within sixty (60) days of such acquisition or renewal (or such later date as the Collateral Agent may agree in its sole discretion), the Parent Guarantor or the Borrower will, or will cause the applicable Loan Party to, (i) with respect to any such Real Property that is fee-owned or any such Real Property that is a leasehold interest for which the applicable lease agreement is entered into after the Closing Date, take such actions and execute such documents as the Collateral Agent shall require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage or other Security Documents (including, without limitation, satisfaction of the conditions set forth in clauses (g)(vi) through (x) of Section 5.01 of this Agreement) and (ii) with respect to any such Real Property that is a leasehold for which the applicable lease agreement was entered into prior to the Closing Date, or for which rights under an existing lease agreement were acquired or assumed, or which was entered into prior to the Closing Date but renewed thereafter, use its commercially reasonable efforts in respect thereof, take such actions and execute such documents as the Collateral Agent shall require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage or other Security Documents (including, without limitation, satisfaction of the conditions set forth in clauses (g)(vi) through (x) of Section 5.01 of this Agreement).

(c)           Capital Stock.  The Parent Guarantor and the Borrower shall, or shall cause the applicable Loan Party to, cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than any Non-Guarantor Subsidiary) of the Parent Guarantor or any other Loan Party and (ii) sixty-five percent (65%) (or such greater percentage that, due to a Change in Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) in each first-tier Foreign Subsidiary owned by the Parent Guarantor, the Borrower or any Domestic Subsidiary that is a Loan Party to be subject at all times to first priority, perfected security interests in favor of the Collateral Agent (subject to Permitted Liens), for the benefit of itself and the other holders of the Obligations.

7.12       Further Assurances.  Each of the Parent Guarantor and the Borrower will, and will cause each of the other Loan Parties to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel), which are required under any applicable law, or which the Administrative Agent, the Collateral Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Loan Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  Each of the Parent Guarantor and the Borrower will, and will cause each of the other Loan Parties to, provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

7.13       Use of Proceeds.  The Borrower covenants and agrees that the proceeds of the Term B Loans received from the Term B Lenders on the Closing Date will be used to repay outstanding obligations under the Existing Credit Agreement, to pay fees and expenses payable hereunder and for other lawful general corporate purposes.  The Borrower covenants and agrees that all Revolving Credit Borrowings will be used for lawful general corporate purposes.  The Borrower also covenants and agrees that the proceeds of any Add-On Term Loans will be used for lawful general corporate purposes.

7.14       Payment of Taxes.  Each of the Parent Guarantor and the Borrower will, and will cause each of their respective Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Parent Guarantor, the Borrower or any of their respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither the Parent Guarantor nor the Borrower nor any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP.  Each of the Parent Guarantor and the Borrower will, and will cause each of their respective Subsidiaries to, timely file or cause to be timely filed all material tax returns required to be filed by it.

7.15       Guarantees.  In the event that any Person becomes a direct or indirect Subsidiary (other than a Foreign Subsidiary or a Non-Guarantor Subsidiary) of the Borrower after the Closing Date, the Borrower will promptly notify the Administrative Agent of that fact and cause such Subsidiary to promptly execute and deliver to the Administrative Agent a Subsidiary Guarantor Joinder Agreement and take all such further actions and execute all such further documents and instruments as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Collateral Agent, for the benefit of itself and of the other holders of the Obligations, a valid and perfected first priority Lien a valid and perfected Lien on all of the property and assets (other than Excluded Property) of such Subsidiary.

7.16       IRB Agreements.    The Borrower agrees to promptly enforce all rights and remedies it may have under the IRB Agreements in connection with its rights to possess and utilize the IRB Assets without payment of rent after the Closing Date and to have ownership of all Non-Qualifying Assets to be transferred to it as and to the extent permitted under the IRB Agreements.

7.17       Landlord Consents.    Each Loan Party shall use commercially reasonable efforts to promptly obtain landlord consents, estoppel letters or waivers in respect of Collateral held on any leased premises not subject to a Mortgage as reasonably requested by the Collateral Agent.

7.18       Post-Closing Covenants.    Without limitation of the terms of Section 7.11 or Section 7.12, the Loan Parties shall provide to the Collateral Agent all Real Property Security Deliverables with respect to each of the Real Properties designated as a Mortgaged Property on Schedule 6.11(b) within ninety (90) days after the Closing Date (or such later date as may be agreed by the Collateral Agent in its sole discretion); provided, however, if such Mortgaged Property with respect to which the related Real Property is a leasehold, and the lease of such Real Property requires lessor consent or otherwise prohibits the granting of a Mortgage thereon, the Loan Parties shall have used commercially reasonable efforts to obtain such consent (or agreement to waive the prohibition).  The inability of the Loan Parties to obtain the foregoing consents (or waiver, as the case may be) following commercially reasonable efforts to do so, and the concurrent inability to deliver a Mortgage with respect to such Mortgaged Property with respect to which the related Real Property is a leasehold shall not be deemed to be a failure to satisfy this Section 7.18.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full (other than contingent indemnification obligations that are not then due and payable) and all Letters of Credit have expired, terminated or been collateralized and all drawings under all Letters of Credit shall have been reimbursed, each of the Parent Guarantor and the Borrower hereby covenants and agrees with the Lenders that from and after the Closing Date:

8.01       Indebtedness; Certain Equity Securities.  (a) Each of the Parent Guarantor and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:

(i)                    Indebtedness incurred and outstanding under the Loan Documents;

(ii)                   Indebtedness to Remain Outstanding and any Permitted Refinancing thereof;

(iii)                  Indebtedness of the Borrower to any Subsidiary Loan Party and of any Subsidiary Loan Party to the Borrower or any other Subsidiary Loan Party;

(iv)                  Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any other Subsidiary Loan Party or the Borrower, in each case, to the extent such Indebtedness was permitted to be incurred hereunder, and if such Indebtedness is subordinated to the Obligations under the Loan Documents, such Guarantee is as subordinated in right of payment to the Obligations;

(v)                   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(vi)                  Indebtedness of the Borrower or any Subsidiary of the Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) such Indebtedness is incurred prior to or within one hundred twenty (120) days after such acquisition or the completion of such construction or improvement (provided that this subclause (A) shall not apply with respect to fixed or capital assets owned as of and since the Closing Date so long as the proceeds of such Indebtedness incurred after the Closing Date are utilized to repay Loans to the extent required pursuant to Section 2.05(b)(iv)) and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $300,000,000 at any time outstanding;

(vii)                Swap Contracts entered into in the ordinary course of business and not for speculative purposes;

(viii)               Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

(ix)                  Indebtedness of the Borrower and its Subsidiaries in respect of performance bonds, bid bonds, completion guarantees, appeal bonds, surety bonds, bankers’ acceptances and similar obligations and trade-related letters of credit, in each case provided by the Borrower or any of its Subsidiaries in the ordinary course of business and not in connection with indebtedness for money borrowed, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x)                   Indebtedness arising from agreements of the Borrower or any Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Borrower, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Borrower for the purpose of financing such acquisition;

(xi)                  Indebtedness incurred by Non-Guarantor Subsidiaries and Foreign Subsidiaries which is Non-Recourse Debt;

(xii)                 any Permitted Sponsor Indebtedness;

(xiii)                Prepaid Insurance in an amount not to exceed $15,000,000 at any time outstanding;

(xiv)                Permitted Kansas Bond Financing not to exceed $100,000,000 at any time outstanding;

(xv)                 Permitted IRB Lease Obligations;

(xvi)                Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, and modifications, refinancings, refundings, renewals or extensions thereof, so long as (x) no Default or Event of Default then exists or would arise therefrom, (y) the Borrower and its Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, with the Financial Covenants recomputed as at the date of the last ended Test Period, as if such incurrence (and any related repayment of other Indebtedness) had occurred on the first day of the relevant Test Period and (z) no more than $150,000,000 in aggregate principal amount of Indebtedness may be outstanding under this subclause (xvii) at any time;

(xvii)               Permitted Subordinated Indebtedness, so long as (x) no Default then exists or would arise therefrom and (y) the Borrower and its Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, with the Financial Covenants recomputed as at the date of the last ended Test Period, as if such incurrence (and any related repayment of other Indebtedness) had occurred on the first day of the relevant Test Period;

(xviii)              other Indebtedness of the Borrower or any Subsidiary of the Borrower in an aggregate principal amount not exceeding $100,000,000, of which $50,000,000 may be secured by Liens to the extent permitted under Section 8.02(xxii), at any time outstanding;

(xix)                 Permitted Additional Indebtedness, so long as (x) no Default then exists or would arise therefrom and (y) the Borrower and its Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, with the Financial Covenants recomputed as at the date of the last ended Test Period, as if such incurrence (and any related repayment of other Indebtedness) had occurred on the first day of the relevant Test Period; and

(xx)                  upon the occurrence an Airbus Discontinuance or a 787 Discontinuance, Indebtedness arising in connection with obligations to repay advances or progress payments made by Airbus and Boeing, as applicable.

(b)           The Parent Guarantor will not, directly or indirectly, issue any Disqualified Capital Stock other than to the Borrower or a Subsidiary Loan Party.  The Borrower will not permit any of its Subsidiaries to, directly or indirectly, issue any Preferred Stock other than to the Borrower or a Subsidiary Loan Party.

8.02       Liens.  Each of the Parent Guarantor and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Property or asset (including any income or revenues (including accounts receivable)) now owned or hereafter acquired by them, except the following (herein collectively referred to as “Permitted Liens”):

(i)    Liens in favor of the Collateral Agent under the Security Documents or in connection with the provision of Cash Collateral under this Agreement;

(ii)   Liens on assets acquired after the Closing Date existing at the time of acquisition thereof by the Borrower or any of its Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Borrower or any of its Subsidiaries other than the specific assets so acquired (and improvements thereon);

(iii)  landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case incurred in the ordinary course of business which are not overdue for a period of more than forty-five (45) days or which are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted; provided that (A) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, and (B) such Liens relating to statutory obligations, surety or appeal bond or performance bonds shall only extend to or cover cash and Permitted Investments not in the Collateral Account;

(iv)  Liens existing on the Closing Date and set forth on Schedule 8.02(iv) and any renewals, replacements or extensions thereof, provided that (A) no additional property is covered thereby and (B) the amount secured or benefited thereby is not increased (except, in connection with any refinancing, refunding, renewal or extension thereof, by an amount equal to accrued interest, a reasonable premium paid in connection with such renewal, replacement or extension, as applicable, and fees and expenses reasonably incurred in connection therewith);

(v)   Liens for taxes, assessments or governmental charges or claims or other like statutory Liens that do not secure Indebtedness for borrowed money and (A) that are not yet delinquent or (B) that are being contested in good faith by appropriate proceedings promptly instituted and properly pursued; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(vi)  Liens to secure Indebtedness (including Capital Lease Obligations) of the type described in Section 8.01(a)(vi) covering only the assets acquired or improved with such Indebtedness;

(vii)                 Liens in the form of zoning restrictions, easements, rights of way, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (A) secure Indebtedness or (B) materially interfere with the ordinary conduct of the Parent Guarantor, the Borrower and their respective Subsidiaries, taken as a whole;

(viii)                Liens not for borrowed money in the form of pledges or deposits securing bids, tenders, performance, payment of insurance premiums, statutory obligations, surety bonds, appeal bonds, leases to which the Borrower or any of its Subsidiaries is a party and other obligations of a like nature, in each case, made in the ordinary course of business;

(ix)                   Liens resulting from any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default under this Agreement;

(x)                    Liens in the form of licenses, leases or subleases granted or created by the Borrower or any of its Subsidiaries, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(xi)                   Liens on fixtures or personal property held by or granted to landlords pursuant to leases; provided that with respect to any such Liens on any material portion of the Collateral in existence on the Closing Date which Liens, if enforced, individually or in the aggregate materially impair the use (for its intended purposes) of such Collateral, the Borrower or any applicable Subsidiary of the Borrower has used its commercially reasonable efforts to obtain a landlord lien waiver reasonably satisfactory to the Collateral Agent;

(xii)                  Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent of a Permitted Acquisition otherwise permitted hereunder;

(xiii)                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiv)                any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any Real Property;

(xv)                 bankers’ Liens, rights of setoff and similar Liens existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by any Loan Party or any Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks which such accounts are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements, provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(xvi)                Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(xvii)               pledges or deposits in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA;

(xviii)              Liens representing the right of (A) Boeing to purchase certain assets from the Borrower or any of its Subsidiaries and set-off rights under the Boeing Agreements and (B) Airbus to purchase certain assets from the Borrower or any of its Subsidiaries and set-off rights under the Airbus Agreement;

(xix)                 Liens with respect to unearned premiums of Prepaid Insurance incurred pursuant to Section 8.01(a)(xiii);

(xx)                  Liens in favor of the Borrower or any Subsidiary Loan Party on property of non-Loan Parties;

(xxi)                 Liens to secure Permitted IRB Lease Obligations covering only the property leased from a City in connection with such Permitted IRB Lease Obligations;

(xxii)                other Liens securing Indebtedness permitted hereunder in an aggregate amount outstanding not exceeding $50,000,000 at any time; and

(xxiii)               all matters set forth in the title insurance policies delivered pursuant to Sections 5.01(g)(ix) and 7.11(b) and accepted by the Collateral Agent.

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Pledged Collateral (as defined in the Pledge and Security Agreement) other than Liens in favor of the Collateral Agent and Liens permitted by Section 8.02(ii).

8.03       Fundamental Changes; Line of Business.  (a) Each of the Parent Guarantor and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Wholly Owned Subsidiary of the Borrower may merge or consolidate with and into the Borrower in a transaction in which the Borrower is the surviving Person, (ii) any Wholly Owned Subsidiary of the Borrower (A) that is not a Subsidiary Loan Party may merge or consolidate with and into any Wholly Owned Subsidiary of the Borrower and (B) that is a Subsidiary Loan Party may merge or consolidate with and into any Wholly Owned Subsidiary of the Borrower in a transaction in which the surviving Person is a Subsidiary Loan Party, (iii) any Wholly Owned Subsidiary of the Borrower or the Parent Guarantor used primarily as a financing vehicle in connection with a Permitted Kansas Bond Financing may merge or consolidate with and into the Borrower or the Parent Guarantor; provided that the Borrower or the Parent Guarantor is the surviving Person of that merger or consolidation and the Permitted Kansas Bond Financing obligations attributable to such Subsidiary have been discharged in full and such Subsidiary shall have no other Indebtedness, (iv) Permitted Acquisitions may be consummated through merger or consolidation so long as the surviving Person is the Borrower (in the case of an acquisition by the Borrower) or a Subsidiary Loan Party (in the case of an acquisition by a Subsidiary Loan Party) and (v) any merger, consolidation of a Person whose only assets are the subject of any Asset Sale permitted by Section 8.05(xiii); provided that in connection with the foregoing, each of the Parent Guarantor and the Borrower will, and will cause each Subsidiary Loan Party to, take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 7.11, 7.12 and 7.15, in each case, on the terms set forth therein and to the extent applicable.

(b)           Notwithstanding the foregoing, (x) any Subsidiary of the Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary Loan Party and (y) any Non-Guarantor Subsidiary may liquidate and distribute its assets ratably to its shareholders (provided that in connection with the foregoing, the Parent Guarantor and Borrower will, and will cause each Subsidiary Loan Party to, take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve Liens on Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 7.11, 7.12 and 7.15, in each case, on the terms set forth therein and to the extent applicable).

(c)           The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Borrower and the Subsidiary Loan Parties on the Closing Date and businesses similar, complementary, or reasonably related thereto and reasonable extensions thereof, including, without limitation, the modification, maintenance, repair and overhaul businesses and the direct marketing and sale of spare parts and units.

(d)           Each of the Parent Guarantor and the Borrower will not establish, create or acquire any additional Subsidiaries of any of them without the prior written consent of the Requisite Lenders; provided that, without such consent, the Borrower may establish or create (x) one or more direct or indirect Wholly Owned Subsidiaries of the Borrower so long as Sections 7.11, 7.12 and 7.15 shall be complied with, and (y) one or more Non-Guarantor Subsidiaries or Foreign Subsidiaries, so long as any Investment in such Non-Guarantor Subsidiary or Foreign Subsidiary, together with all other investments in Non-Guarantor Subsidiaries and Foreign Subsidiaries since the Closing Date, is permitted by Section 8.04(x) or (xv).

8.04       Investments, Loans, Advances, Guarantees and Acquisitions.  Each of the Parent Guarantor and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary of the Borrower prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment in, any other Person, or provide other credit support for any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment” and collectively, “Investments”), except:

(i)                    Permitted Investments;

(ii)                   Investments existing on the Closing Date (or in respect of which a binding commitment to make such Investment existed on the Closing Date) and set forth on Schedule 8.04;

(iii)                  Investments (x) by the Parent Guarantor in the Borrower and by the Borrower and the Subsidiaries of the Borrower in the Borrower or any Subsidiary Loan Parties; provided that any such Investment held by a Loan Party shall be pledged pursuant to the Pledge and Security Agreement and (y) by any Subsidiary of the Borrower that is not a Subsidiary Loan Party in any other Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(iv)                  Investments permitted by Section 8.01(a)(vii);

(v)                   Guarantees constituting Indebtedness permitted by Section 8.01(a)(iv);

(vi)                  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(vii)                 loans and advances to employees, officers and directors of the Parent Guarantor or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed $10,000,000 in the aggregate at any time outstanding;

(viii)                loans and advances to employees, officers and directors of Parent Guarantor or any of its Subsidiaries to the extent used to acquire Equity Interests of Parent Guarantor to the extent such transactions are cashless;

(ix)                   Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(x)                    Investments in Non-Guarantor Subsidiaries and Foreign Subsidiaries in an aggregate amount not to exceed $350,000,000 net of the aggregate amount of cash paid as dividends or return of capital investment on such Investment at any time outstanding;

(xi)                   Permitted Acquisitions;

(xii)                  Investments in respect of bonds owned by the Borrower or any Subsidiary Loan Party as described in clause (f) of the definition of “Permitted Kansas Bond Financing”; provided that Permitted Kansas Bond Financing is permitted by Section 8.01(a)(xiv);

(xiii)                 Investments in respect of industrial revenue bonds owned by the Borrower or a Subsidiary Loan Party in connection with a Permitted IRB Lease Obligations; provided that Permitted IRB Lease Obligations is permitted by Section 8.01(a)(xv);

(xiv)                other Investments of a type not contemplated by the other clauses of this Section 8.04 by the Borrower or any Subsidiary Loan Party not to exceed $75,000,000 net of the aggregate amount of cash paid as dividends or return of capital investment on such Investment in the aggregate at any time outstanding; and

(xv)                 so long as no Default shall have occurred and be continuing or would result therefrom, Investments in Joint Ventures not to exceed $125,000,000 net of the aggregate amount of cash paid as dividends or return of capital investment on such Investment in the aggregate at any time outstanding.

For purposes of this Section 8.04, in the event that an Investment is listed on Schedule 8.04 and meets the criteria of more than one of the other categories of Investments permitted under this Section 8.04, such Investment as listed on Schedule 8.04 shall not be included in determining compliance with the other categories of permitted Investments.

8.05       Asset Sales.  Each of the Parent Guarantor and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by them, and the Borrower will not permit any of its Subsidiaries to, directly or indirectly, issue any additional Equity Interest in such Subsidiary, except:

(i)                    sales of inventory or used, surplus, obsolete, outdated, inefficient or worn out equipment and other property in the ordinary course of business;

(ii)                   sales, transfers and dispositions to the Borrower or any other Subsidiary Loan Party; provided that in connection with the foregoing, each of the Parent Guarantor and the Borrower will, and will cause the Subsidiary Loan Parties to, take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 7.11, 7.12 and 7.15, in each case, on the terms set forth therein and to the extent applicable;

(iii)                  the lease or sublease of Real Property or personal property in the ordinary course of business and not constituting a sale and leaseback transaction;

(iv)                  sales of Permitted Investments on ordinary business terms;

(v)                   Liens permitted by Section 8.02 and the making of Investments permitted under Section 8.04;

(vi)                  sales, transfers and other dispositions of property by any Subsidiary of the Borrower that is not a Subsidiary Loan Party to another Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(vii)                 non-exclusive licenses and sublicenses of intellectual property in the ordinary course of business;

(viii)                the abandonment or cancellation of intellectual property that is not material or is no longer used or useful in any material respect in the business of the Parent Guarantor and its Subsidiaries;

(ix)                   sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(x)                    issuances of Equity Interests in a Subsidiary of the Borrower to the Borrower or a Subsidiary Loan Party;

(xi)                   sales, transfer or other dispositions of (a) obsolete equipment and inventory to Boeing, (b) property to Boeing pursuant to Section 12.2E or 25.2 (by reference to Section 12.0) of the GTA or Section 7.2E, 9.2 (by reference to Section 7.0) or 9.3 (by reference to Section 8.2F) of the 787 GTA, in each case as in effect on the Closing Date and (c) property to Boeing in accordance with Section 14.0 (by reference to Section 13.2E) of the GTA or Section 10.1 (by reference to Section 8.2F) of the 787 GTA, in each case as in effect on the Closing Date; provided that the fair market value of all such property so transferred to Boeing pursuant to this subclause (c) shall not exceed $50,000,000 in any Fiscal Year;

(xii)                  sales of Real Property interests listed on Schedule 8.05(xii) in connection with the exercise of a purchase option with respect thereto by Boeing;

(xiii)                 sales, transfers and dispositions of assets (other than Equity Interests of a Subsidiary of the Borrower, unless, after giving effect to such sale, transfer or disposition, such Subsidiary no longer constitutes a Subsidiary of the Borrower and the Borrower is permitted to make an Investment under Section 8.04 in an amount equal to the Equity Interests retained by the Borrower or any of its Subsidiaries in such Person) not otherwise permitted under this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (xiii) shall not, in the aggregate, exceed $50,000,000 during any Fiscal Year and $150,000,000 in the aggregate since the Closing Date and the Net Proceeds thereof are applied as required by Section 2.05(b)(ii); and

(xiv)                sales, transfers and/or other dispositions of property by one or more Loan Parties to a City (as described in the definition of Permitted IRB Lease Obligations) in connection with the incurrence of Permitted IRB Lease Obligations;

provided that, unless otherwise specified, all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value and, in the case of clauses (xii) and (xiii), for at least seventy-five percent (75%) cash and Permitted Investments and in the case of clause (xi) one hundred percent (100%) cash (other than sales, transfers or dispositions under clause (b), (c) or (d) thereof to the extent Boeing is entitled to a right of set-off).

8.06       Sale and Leaseback Transactions.  Each of the Parent Guarantor and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that they intend to use for substantially the same purpose or purposes as the property being sold or transferred (any such transaction, a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 8.05 and (ii) any Liens arising in connection with its use of such Property are permitted by Section 8.02.

8.07       Restricted Payments.  Each of the Parent Guarantor and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)      any Subsidiary of the Borrower may declare and pay dividends to the Borrower, any Subsidiary Loan Party and ratably to any other holders of such Subsidiary’s Equity Interests with respect to their Equity Interests;

(ii)     the Parent Guarantor may pay dividends consisting solely of shares of its common Equity Interests or additional shares of the same class of shares as the dividend being paid and that do not constitute Disqualified Capital Stock;

(iii)    the Borrower may pay cash dividends to the Parent Guarantor at the times and in the amounts necessary to enable the Parent Guarantor to pay its franchise tax obligations, provided that (x) the amount of cash dividends paid pursuant to this clause (iv) to enable the Parent Guarantor to pay such franchise taxes shall not exceed the amount of such franchise taxes actually owing by the Parent Guarantor at such time for the respective period and (y) any refunds received by the Parent Guarantor shall promptly be returned by the Parent Guarantor to the Borrower;

(iv)    Permitted Tax Distributions may be made by the Borrower to the Parent Guarantor, so long as the Parent Guarantor contemporaneously uses such distributions to pay the taxes in accordance with the definition of “Permitted Tax Distributions”;

(v)     cashless exercises of options and warrants;

(vi)    the Borrower may make Restricted Payments to the Parent Guarantor in an amount not to exceed $3,000,000 during any Fiscal Year if the proceeds thereof are immediately used by the Parent Guarantor to pay customary out-of-pocket expenses for administrative, legal and accounting services and other fees required to maintain its legal existence and the registration and listing of its securities; and

(vii)   so long as no Default or Event of Default then exists and the Borrower and its Subsidiaries shall be in compliance with all Financial Covenants on a Pro Forma Basis after giving effect thereto, the Borrower may pay cash dividends to the Parent Guarantor to enable the Parent Guarantor to repurchase, redeem or otherwise acquire its Equity Interests and/or to declare and pay cash dividends to the holders of its Equity Interests; provided that the aggregate amount of such repurchases, redemptions, acquisitions and dividends pursuant to this clause (vii)) shall not exceed (A) $150,000,000, plus (B) for each Fiscal Year commencing with the Fiscal Year ending December 31, 2012, a positive amount equal to fifty percent (50%) of cumulative Consolidated Net Income (or, in case such Consolidated Net Income is a deficit, minus one hundred percent (100%) of such deficit) for such Fiscal Year; provided the amount determined pursuant to this clause (B) with respect to each Fiscal Year shall be cumulative in nature by including the amount determined with respect to the Fiscal Year ending December 31, 2012 and each subsequent Fiscal Year then ended at the time of determination, plus (C) an amount equal to one hundred percent (100%) of Net Proceeds from any issuance of Equity Interests by the Parent Guarantor from the Closing Date through the Final Maturity Date.

8.08       Transactions with Affiliates.  Each of the Parent Guarantor and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates (each an “Affiliate Transaction”), unless such transactions are at prices and on terms and conditions taken as a whole not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, except:

(i)      transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate and transactions among Subsidiaries of the Borrower not involving any Loan Party;

(ii)     any Restricted Payment permitted by Section 8.07 and any transaction permitted by Section 8.01(a)(iii) or 8.01(a)(iv), Section 8.03, Section 8.04(ii), 8.04(iii), 8.04(v), 8.04(vii), 8.04(viii), 8.04(x) or 8.05(xvi);

(iii)    fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of the Borrower or any Subsidiary of the Borrower as determined in good faith by the Board of Directors of the Borrower and in the ordinary course of business;

(iv)    payment to the Sponsors of their reasonable out-of-pocket expenses incurred in connection with services provided to the Loan Parties;

(v)     the issuance or sale of any Equity Interests of the Parent Guarantor (and the exercise of any options, warrants or other rights to acquire Equity Interests of the Parent Guarantor); and

(vi)    the IRB Transactions.

8.09       Restrictive Agreements.  Each of the Parent Guarantor and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any of their respective Subsidiaries to create, incur or permit to exist any Lien upon any of its property, revenues or assets, or (b) the ability of any Subsidiary of the Parent Guarantor or the Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the Borrower or to transfer property to the Borrower or any of its Subsidiaries; provided that the foregoing shall not apply to:

(i)      conditions imposed by applicable Laws or by any Loan Document;

(ii)     clause (a) shall not apply to assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;

(iii)    restrictions and conditions existing on the Closing Date not otherwise excepted from this Section 8.09 identified on Schedule 8.09 (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);

(iv)    any agreement in effect at the time any Person becomes a Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower;

(v)     customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower (or the assets of a Subsidiary of the Borrower) pending such sale, provided such restrictions and conditions apply only to the Subsidiary of the Borrower that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder;

(vi)    clause (a) shall not apply to customary provisions in leases and contracts in the ordinary course of business between the Borrower or any of its Subsidiaries and its customers and other contracts restricting the assignment thereof;

(vii)   agreements governing Indebtedness to Remain Outstanding and Permitted Refinancings thereof and that are no more restrictive, taken as a whole, with respect to such restrictions than those contained in such agreements on the Closing Date;

(viii)  customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, asset sale agreements, agreements in respect of sales of Equity Interests and other similar agreements entered into in connection with transactions not prohibited under this Agreement, provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements;

(ix)    clause (a) shall not apply to restrictions existing under the Boeing Agreements; and

(x)     restrictions imposed under a Permitted Kansas Bond Financing on any financing vehicle used primarily in connection with a Permitted Kansas Bond Financing.

8.10       Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness.  (a) Each of the Parent Guarantor and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, amend or otherwise change, cancel, terminate or waive the terms of any Organizational Document of any such Persons, any provision of the Boeing Agreement or the Airbus Agreement regarding the repayment of advances or progress payments, any Boeing IRB Document, any IRB Agreement, any document governing any Indebtedness outstanding as of the Closing Date (other than the Seller Loan Documents), any document governing Permitted Subordinated Indebtedness (including without limitation any subordination agreements relating thereto) incurred pursuant to Section 8.01(a)(xvii), or any document entered into after the Closing Date relating to any Permitted Kansas Bond Financing (including without limitation any subordination agreements and pledge agreements relating thereto), in each case in a manner materially adverse to the Lenders.

(b)           Each of the Parent Guarantor and the Borrower will not, and will not permit any of their respective Subsidiaries to, make any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of any obligation under any Permitted Subordinated Indebtedness incurred pursuant to Section 8.01(a)(xvii) or under any Permitted Sponsor Indebtedness.

(c)           Each of the Parent Borrower and the Borrower will not, and will not permit any of their respective Subsidiaries to, make (or give any notice or offer in respect of) any voluntary or optional payment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due) any of the Term B Loans, the Add-On Term Loans or any Indebtedness issued pursuant to a senior note offering (other than pursuant to a full refinancing of any such Indebtedness with the proceeds of any Permitted Additional Indebtedness or any prepayment of the Term B Loans with the proceeds of the Add-On Term Loans) unless immediately after giving effect to any such optional prepayment, redemption or acquisition for value, the Borrower and the Subsidiary Loan Parties have unrestricted cash maintained in the United States and availability under the Revolving Commitments of at least $350,000,000.

8.11       No Other “Senior Debt”.  The Borrower shall not designate, nor permit the designation of, any Indebtedness (other than under this Agreement or the other Loan Documents) as “Senior Debt” (or any equivalent term) under any subordination agreement entered into in connection with a Permitted Kansas Bond Financing.

8.12       Financial Covenants.

(a)           The Borrower will not permit the Senior Secured Leverage Ratio as of the last day of any Fiscal Quarter to exceed 2.75:1.0.

(b)           The Borrower will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 4.0:1.0.

(c)           The Borrower will not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to exceed 4.0:1.0.

(d)           If, as of the date of any Airbus Discontinuance or any 787 Discontinuance, the outstanding aggregate amount of advance payments or progress payments made by Boeing and/or Airbus in connection with the 787 Program and/or the Airbus Program that are then considered “Indebtedness” exceeds $250,000,000, the Borrower will not permit the Total Leverage Ratio to exceed 4.0:1.0.  For purposes of calculating the Total Leverage Ratio pursuant to this clause (d), the occurrence of an

Airbus Discontinuance or the occurrence of a 787 Discontinuance shall be deemed to have occurred as of the first day of the most recent four Fiscal Quarter period preceding the date of such Airbus Discontinuance and/or such 787 Discontinuance for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b).

8.13       Limitation on Activities of Parent Guarantor.  Notwithstanding anything to the contrary set forth herein, the Parent Guarantor shall not conduct any material business or hold or acquire any material assets and shall have no material operations other than (a) the Equity Interests of the Borrower and any Subsidiary formed in connection with a Permitted Kansas Bond Financing, (b) obligations under the Loan Documents and the Boeing Agreements, (c) obligations under the documents related to the Indentures and (d) activities incidental to the foregoing.

8.14       IRB Agreements.  The Borrower shall not consent to any matter requiring its consent under any IRB Agreement (including, without limitation, in its capacity as Special Agent under the TBC Trust Agreement and the Boeing Trust Agreement (to the extent the Borrower assumes such role under the IRB Agreements) and under the Assignment Agreement or Buyer Sublease) which would materially and adversely affect the Lenders or agree to the modification, waiver or amendment of any IRB Agreement in a manner materially adverse to the Lenders without the prior written consent of the Administrative Agent.

8.15       Fiscal Year.  Neither the Parent Guarantor nor the Borrower shall change its fiscal year.

8.16       Anti-Terrorism Law.  Each of the Parent Guarantor and the Borrower shall not, and shall not permit each of its respective Subsidiaries to, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 6.23 above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each of the Parent Guarantor and the Loan Party shall promptly deliver or cause to be delivered to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 8.16).

8.17       Embargoed Person.  At all times throughout the term of the Loans, (a) none of the funds or assets of the Loan Parties that are used to repay the Loans shall constitute property of, or shall be beneficially owned directly or, to the knowledge of each of the Parent Guarantor and the Borrower, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the OFAC, U.S. Department of the Treasury, and/or to the knowledge of each of the Parent Guarantor and the Borrower, as of the date thereof, based upon reasonable inquiry by the Parent Guarantor and the Borrower, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in any of the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders hereunder would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders

(collectively, “Executive Orders”), and (b) no Embargoed Person shall have any direct interest, and to the knowledge of each of the Parent Guarantor and the Borrower, as of the Closing Date, based upon reasonable inquiry by the Parent Guarantor and the Borrower, indirect interest, of any nature whatsoever in any of the Loan Parties, with the result that the investment in any of the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

8.18       Anti-Money Laundering.  At all times throughout the term of the Loans, to the knowledge of each of the Parent Guarantor and the Borrower, as of the Closing Date, based upon reasonable inquiry by each of the Parent Guarantor and the Borrower, none of the funds of any of the Loan Parties that are used to repay the Loans shall be derived from any unlawful activity with the result that the investment in any of the Loan Parties (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01       Events of Default.  Each of the following events or occurrences described in this Section 9.01 shall constitute (i) an “Event of Default”, if any Loans, LC Disbursements or Letters of Credit are outstanding, and (ii) an “Event of Termination”, if no Loans, LC Disbursements or Letters of Credit are outstanding:

(a)           The Borrower shall default (i) in the payment when due of any principal of any Loan (including, without limitation, on any scheduled principal payment date) or any reimbursement obligation in respect of any LC Disbursement, (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of three (3) Business Days), or (iii) in the payment when due of any Fee described in Section 2.10 or of any other previously invoiced amount required to be paid under the Loan Documents (other than an amount described in clauses (i) and (ii))  payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of five (5) days).

(b)           Any representation or warranty of the Borrower, the Parent Guarantor or any other Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of the Borrower, the Parent Guarantor or any other Loan Party to the Administrative Agent, the Issuing Bank or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.

(c)           The Borrower shall default in the due performance and observance of any of its obligations under clause (f), (g), (k) or (l) of Section 7.01, Section 7.08 (with respect to the maintenance and preservation of the Parent Guarantor’s or the Borrower’s corporate existence), Section 7.13 or Article VIII or the Fee Letter.

(d)           The Borrower, the Parent Guarantor or any other Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the date of such default.

(e)           A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

(f)            Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $50,000,000 (other than amounts covered by (x) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage or (y) valid third party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification) individually or in the aggregate shall be rendered by a court or Governmental Authority against the Borrower, the Parent Guarantor or any of their Subsidiaries (or any combination thereof) and

(i)    enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed; or

(ii)   there shall be any period (after any applicable statutory grace period) of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(g)           Any of the following events shall occur with respect to any Pension Plan:

(i)    the taking of any specific actions by a Loan Party, any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, a Loan Party or any ERISA Affiliate could reasonably be expected to incur a liability or obligation to such Pension Plan which could reasonably be expected to have a Material Adverse Effect; or

(ii)   an ERISA Event, or noncompliance with respect to Foreign Plans, shall have occurred that gives rise to a Lien on the assets of any Loan Party or a Subsidiary that, when taken together with all other ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.

(h)           Any Change in Control shall occur.

(i)            The Borrower, the Parent Guarantor or any of their Significant Subsidiaries shall

(i)    become insolvent or generally fail to pay debts as they become due;

(ii)   apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, the Parent

Guarantor or any of such Significant Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii)  in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, the Parent Guarantor or any of such Significant Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within sixty (60) days, provided that the Borrower, the Parent Guarantor and each such Significant Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(iv)  permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, the Parent Guarantor or any such Significant Subsidiary and, if any such case or proceeding is not commenced by the Borrower, the Parent Guarantor or such Significant Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower, the Parent Guarantor such Significant Subsidiary or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed and unstayed, provided that the Borrower, the Parent Guarantor and each such Significant Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(v)   take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing any of the foregoing.

(j)            The obligations of the Parent Guarantor under the Guaranty or of any Subsidiary Loan Party under the Guaranty shall cease to be in full force and effect or the Parent Guarantor or any such Subsidiary Loan Party shall repudiate its obligations thereunder.

(k)           Any Lien purported to be created under any Security Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of Collateral, with the priority required by the applicable Security Document.

(l)            The subordination provisions in any Permitted Kansas Bond Financing document, to the extent relating to the Obligations (the “Subordination Provisions”) shall fail in any material respect to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof or the Borrower, the Parent Guarantor or any Subsidiary Loan Party shall assert in writing the invalidity of the Subordination Provisions.

(m)          The payment of any rent by any Loan Party or Subsidiary of any Loan Party under the IRB Agreements for use of the IRB Assets shall be required, or title of ownership of any IRB Assets does not get transferred in accordance with the IRB Agreements to Borrower in respect of Non-Qualifying Assets free and clear of Liens at the time the Boeing IRB Documents covering such IRB Assets are terminated as and to the extent required in the IRB Agreements.

(n)           The Lien purported to be created under IRB Pledge Agreement shall fail or cease to be a valid and perfected Lien on the Transferred Asset Ownership Class of interests of the Boeing Trust.

(o)           The IRB Assets or any material portion thereof are not transferred to the Borrower as, when and to the extent contemplated by the IRB Agreements.

(p)           (x) There occurs an “Event of Default” within the meaning of (i) Section 13.1 of the GTA which entitles Boeing to cancel (A) an Order (as defined in the GTA), the cancellation of which could reasonably be expected to have a Material Adverse Effect or (B) the SBP with respect to one or more Program Airplanes (as defined in the GTA) or (ii) Section 8.1 of the 787 GTA which entitles Boeing to cancel (A) an Order (as defined in the 787 GTA), the cancellation of which could reasonably be expected to have a Material Adverse Effect or (B) the 787 SBP or (y) during any Fiscal Year the Borrower and/or any Subsidiary Loan Party is required to transfer Property to Boeing in accordance with Section 14.0 (by reference to Section 13.2E) of the GTA and/or Section 10.1 (by reference to Section 8.2F) of the 787 GTA as in effect on June 16, 2005 with an aggregate fair market value in excess of $50,000,000.

9.02       Action if Bankruptcy.  If any Event of Default described in Section 9.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by the Borrower.

9.03       Action if Other Event of Default.  If any Event of Default (other than any Event of Default described Section 9.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrower and each Lender require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) and declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Commitments shall terminate.

9.04       Action if Event of Termination.  Upon the occurrence and continuation of any Event of Termination, the Requisite Lenders may, by notice from the Administrative Agent to the Borrower and the Lenders (except if an Event of Termination described in Section 9.01(i) shall have occurred, in which case the Commitments (if not theretofore terminated) shall, without notice of any kind, automatically terminate) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) and declare their Commitments terminated, and upon such declaration the Lenders shall have no further obligation to make any Loans hereunder.  Upon such termination of the Commitments, all accrued fees and expenses shall be immediately due and payable.

9.05       Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, subject to the provisions of Section 2.14 and 2.15, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)           First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)           Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other holders of the Obligations and their agents and counsel and all costs, liabilities and advances made or incurred by the other holders of the Obligations in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)           Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and any interest accrued due under any Swap Contract between any Loan Party and any Swap Bank, payments of interest due under any Treasury Management Agreement between any Loan Party and any Treasury Management Bank ratably among the Lenders (and, in the case of such Swap Contracts, Swap Banks) and the L/C Issuer;

(d)           Fourth, to the payment in full in cash, pro rata, of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, payment of scheduled periodic payments, breakage, termination or other payments due under any Swap Contract between any Loan Party and any Swap Bank, payments of amounts due under any Treasury Management Agreement between any Loan Party and any Treasury Management Bank and Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements, Swap Banks or Treasury Management Banks, as applicable) and the L/C Issuer; and

(e)           Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 9.05, the Loan Parties shall remain liable, jointly and severally, for any deficiency.  Subject to Sections 2.03(c) and 2.14, amounts used to Cash

Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01     Appointment and Authority.

(a)           Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02     Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any

Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03     Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01, 9.02, 9.03 and 9.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04     Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05     Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06     Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the written consent of Borrower (not to be unreasonably withheld) so long as no Event of Default has occurred or is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been appointed by the Requisite Lenders as provided above and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, with the written consent of the Borrower (not to be unreasonably withheld) so long as no Event of Default has occurred or is continuing, appoint a successor.  If no such successor shall have been so appointed by the Requisite Lenders as provided above and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as L/C Issuer and Swing Line Lender.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the

Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07     Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08     No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09     Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10     Collateral and Guaranty Matters. (a) Generally.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)            to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations under the Loan Documents and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (C) as approved in accordance with Section 11.01;

(ii)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(a)(vi); and

(iii)          to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(b)           Release of Collateral in Connection with a Ratings Event.  Upon the request of the Borrower, the Collateral Agent shall release all Liens granted under the Loan Documents (other than Liens described under Section 2.14), and the Loan Parties shall not be required to comply with the provisions of Section 7.11, if (x) the corporate credit rating of the Borrower is

BBB- or higher by S&P, (y) the corporate family rating of the Borrower is Baa3 or higher by Moody’s and (z) the Term B Loan has been repaid in full, so long as no Default or Event of Default shall exist at the time of or after giving effect to such release; provided, however, if at a later date (x) the corporate credit rating of the Borrower by S&P falls below BBB- (or is not rated by S&P) and (y) the corporate family rating of the Borrower by Moody’s falls below Baa3 (or is not rated by Moody’s), then the Loan Parties shall promptly (and in any event, within thirty (30) days or such later date as may be agreed by the Collateral Agent in its sole discretion) provide to the Collateral Agent, for the benefit of itself and the other holders of the Obligations, valid and perfected first priority security interest in the property of the Loan Parties to the extent required under Section 7.11.

ARTICLE XI

MISCELLANEOUS

11.01     Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Requisite Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)           no such amendment, waiver or consent shall:

(i)        extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02, Section 9.03 or Section 9.04) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)       postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)      reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Requisite Lenders shall be necessary to (A) amend the definition of “Default Rate”, (B)waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (C) to amend any Financial Covenant (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)     change any provision of this Section 11.01(a) or the definition of “Requisite Lenders” without the written consent of each Lender directly affected thereby;

(v)      change Section 9.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(vi)     except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(vii)    release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.03 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(viii)   without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans (and participations in any Swing Line Loans and L/C Obligations) (the “Requisite Revolving Lenders”)), (i) waive any Default or Event of Default for purposes of Section 5.02 for purposes of any Revolving Loan Borrowing or L/C Credit Extension, (ii) amend, change, waive, discharge or terminate Section 2.01(a), 2.02, 2.03, 2.05(b)(i) or 2.06 or any term, covenant or agreement contained in Article VIII or Article IX or (iii) amend or change any provision of this Section 11.01(a)(viii);

(ix)      without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term B Loan (and participations therein) (the “Requisite Term B Lenders”), (A) amend, change, waive, discharge or terminate Section 2.05(b)(vi) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.05(b)(ii), (iii), (iv) or (iv) hereof or (B) amend or change any provision of this Section 11.01(a)(viii); or

(ix)     without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of any affected outstanding Add-On Term Loan (and participations therein) (the “Requisite Add-On Lenders”), (A) amend, change, waive, discharge or terminate Section 2.05(b)(vi) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.05(b)(ii), (iii), (iv) or (iv) hereof or (B) amend or change any provision of this Section 11.01(a)(ix).

(b)           unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)           unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d)           unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Requisite Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

provided further that, subject to receipt of written consent of the Requisite Lenders, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term B Lenders or the Add-On Term Loan Lenders with respect to any particular Add-On Term Loan) or the Term B Lenders with respect to the Term B Loan (but not the Revolving Lenders or the Add-On Term Loan Lenders with respect to any particular Add-On Term Loan) may be effected by an agreement or agreements in writing entered into by the Borrower and the Requisite Revolving Lenders, the Requisite Term B Lenders or the applicable Requisite Add-On Lenders, as the case may be.

11.02     Notices and Other Communications; Facsimile Copies.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)   if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS

MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03     No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

11.04     Expenses; Indemnity; and Damage Waiver.

(a)           Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any

Indemnitee by any Person (including the Borrower or any other Loan Party) other than the Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (y) arise out of any investigation, litigation or proceeding that does not involve an act or omission of or by any Loan Party or any of its Affiliates and is brought by an Indemnitee against any other Indemnitee; provided that notwithstanding the foregoing provisions of this clause (y), such indemnity shall be available with respect to any Indemnitee to such action that was acting in its capacity as Administrative Agent, Collateral Agent, an Arranger or other agency capacity.  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05     Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06     Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of Revolving Loans and $1,000,000 in the case of an assignment of Term Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)   Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility and term loan facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the terms of Section 2.01(c);

(iii)  Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)           the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of any Revolving Commitment.

(iv)  Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)   No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi)  Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such

Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other Lender serving as an L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America or such other Lender may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender, in the case of Bank of America.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder if such appointed Lender so agrees; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or such other Lender as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America or such other Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07     Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that other than disclosure to any Governmental Authority with regulatory authority over the Administrative Agent, the L/C Issuer, any Arranger and/or any Lender, unless specifically prohibited by applicable laws, regulations or court order from so doing, the Administrative Agent, the L/C Issuer, the applicable Arranger or the applicable Lender, as the case may be, shall make reasonable efforts to notify the Borrower of any such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08     Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the L/C Issuer different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such

Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09     Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10     Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11     Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12     Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13     Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws; and

(e)           in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14     Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF

ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15     Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16     Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17     USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a written request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18     No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) none of the Administrative Agent, the Arrangers and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, any of the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	SPIRIT AEROSYSTEMS, INC.

	By:	/s/ Philip D. Anderson
Name: Philip D. Anderson
Title: Senior Vice President
Chief Financial Officer

PARENT GUARANTOR:	SPIRIT AEROSYSTEMS HOLDINGS, INC.

	By:	/s/ Philip D. Anderson
Name: Philip D. Anderson
Title: Senior Vice President
Chief Financial Officer

GUARANTORS:	SPIRIT AEROSYSTEMS INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Joseph T. Boyle
Name: Joseph T. Boyle
Title: Secretary

SPIRIT AEROSYSTEMS FINANCE, INC.

	By:	/s/ Joseph T. Boyle
Name: Joseph T. Boyle
Title: Assistant Secretary

SPIRIT AEROSYSTEMS INVESTCO, LLC

	By:	/s/ Joseph T. Boyle
Name: Joseph T. Boyle
Title: Assistant Secretary

SPIRIT AEROSYSTEMS NORTH CAROLINA, INC.

	By:	/s/ Joseph T. Boyle
Name: Joseph T. Boyle
Title: Assistant Secretary

SPIRIT AEROSYSTEMS OPERATIONS INTERNATIONAL, INC.

	By:	/s/ Joseph T. Boyle
Name: Joseph T. Boyle
Title: Assistant Secretary

1

SPIRIT DEFENSE, INC.

By:	/s/ Joseph T. Boyle
Name: Joseph T. Boyle
Title: Assistant Secretary

2

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Kevin L. Ahart
Name: Kevin L. Ahart
Title: Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, Swing Line Lender and L/C Issuer

	By:	/s/ Gabriela Millhorn
Name: Gabriela Millhorn
Title: Managing Director

CITIBANK, N.A.,
as a Lender

	By:	/s/ Brian Reed
Name: Brian Reed
Title: Managing Director

MORGAN STANLEY BANK, N.A.,
as a Lender

	By:	/s/ Sherrese Clark
Name: Sherrese Clark
Title: Authorized Signatory

ROYAL BANK OF CANADA,
as a Lender

	By:	/s/ James Parisi
Name: James Parisi
Title: Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

	By:	/s/ James Welch
Name: James Welch
Title: Director

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ David Mahmood
Name: David Mahmood
Title: Managing Director

SCOTIABANC INC.,
as a Lender

By:	/s/ J.F. Todd
Name: J.F. Todd
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Thomas Danielson
Name: Thomas Danielson
Title: Authorized Signatory

COMPASS BANK,
as a Lender

By:	/s/ Susana Campuzano
Name: Susana Campuzano
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Peter I. Bystol
Name: Peter I. Bystol
Title: Senior Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Reginald M. Goldsmith III
Name: Reginald M. Goldsmith III
Title: Managing Director

2

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ Bradley B. Sands
Name: Bradley B. Sands
Title: Assistant Vice President

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Donald G. Cassidy, Jr.
Name: Donald G. Cassidy, Jr.
Title: Managing Director

COMERICA BANK,
as a Lender

By:	/s/ Mark J. Leveille
Name: Mark J. Leveille
Title: Vice President

FIFTH THIRD BANK, an Ohio banking corporation,
as a Lender

By:	/s/ Robert M. Sander
Name: Robert M. Sander
Title: Vice President

INTRUST BANK, N.A.,
as a Lender

By:	/s/ Roger G. Eastwood
Name: Roger G. Eastwood
Title: Division Director-Commercial Banking

3

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Pritha Majumder
Name: Pritha Majumder
Title: Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Alain Daoust
Name: Alain Daoust
Title: Director

By:	/s/ Rahul Parmar
Name: Rahul Parmar
Title: Associate

4

Schedule I

Lenders and Commitments

Revolving Lender	Revolving Commitments	Applicable Percentage of Revolving Commitments
Bank of America, N.A.	$60,000,000.00	9.230769231%
Citibank, N.A.	$53,000,000.00	8.153846154%
Morgan Stanley Bank, N.A.	$53,000,000.00	8.153846154%
Royal Bank of Canada	$53,000,000.00	8.153846154%
The Royal Bank of Scotland plc	$53,000,000.00	8.153846154%
The Bank of Nova Scotia	$26,500,000.00	4.076923077%
Scotiabanc Inc.	$26,500,000.00	4.076923077%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$40,000,000.00	6.153846154%
Compass Bank	$40,000,000.00	6.153846154%
U.S. Bank National Association	$40,000,000.00	6.153846154%
Wells Fargo Bank, N.A.	$40,000,000.00	6.153846154%
Sumitomo Mitsui Banking Corporation	$30,000,000.00	4.615384615%
Branch Banking and Trust Company	$20,000,000.00	3.076923077%
The Bank of New York Mellon	$20,000,000.00	3.076923077%
Comerica Bank	$20,000,000.00	3.076923077%
Fifth Third Bank, an Ohio banking corporation	$20,000,000.00	3.076923077%
INTRUST Bank, N.A.	$20,000,000.00	3.076923077%
The Northern Trust Company	$20,000,000.00	3.076923077%
Credit Suisse AG, Cayman Islands Branch	$15,000,000.00	2.307692308%
TOTAL:	$650,000,000.00	100.000000000%

Schedule I

Lenders and Commitments

(continued)

Lender	Term B Loan Commitment	Applicable Percentage of Term B Loan Commitment
Bank of America, N.A.	$550,000,000.00	100.000000000%
TOTAL:	$550,000,000.00	100.000000000%

Exhibit 2.01(c)(ii)

[Form of] Add-On Term Loan Joinder Agreement

THIS ADD-ON TERM LOAN JOINDER AGREEMENT dated as of                     , 201   (this “Agreement”) is by and among each of the Persons identified as “Lenders” on the signature pages hereto, Spirit AeroSystems, Inc., a Delaware corporation, as Borrower, Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), and the other Guarantors, and Bank of America, N.A., in its capacities Administrative Agent and Collateral Agent.  Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

W I T N E S S E T H

WHEREAS, pursuant to that certain Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Parent Guarantor and the other Guarantors identified therein, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, certain of the Lenders have agreed to provide the Borrower with revolving credit and term loan facilities;

WHEREAS, pursuant to Section 2.01(c)(ii) of the Credit Agreement, the Borrower has requested that each Lender provide a portion of the Add-On Term Loan under the Credit Agreement; and

WHEREAS, each Lender party hereto has agreed to provide an Add-on Term Loan Commitment, and in the case of any Person that is not an existing Lender (an “Additional Lender”), to become a Lender under the Credit Agreement and provide an Add-On Term Loan Commitment in connection therewith;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the Credit Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Each Lender party hereto severally agrees to make its portion of the Add-On Term Loan in a single advance to the Borrower on the date hereof in the amount of its respective Add-On Term Loan Commitment.  The Add-On Term Loan Commitment for each of such Lenders shall be as set forth on Schedule I attached hereto.  The existing Schedule I to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule I attached hereto.

2.             The Applicable Rate with respect to the Add-On Term Loan shall be (a) [              %], with respect to Eurodollar Rate Loans, and (b) [              %], with respect to Base Rate Loans.

[3.          The Add-On Term Loan Maturity Date with respect to the Add-On Term Loan established pursuant to this Agreement shall be [                                                        ].]

[4.          The Borrower shall repay to the Lenders party hereto the principal amount of the Add-On Term Loan in quarterly installments on the dates set forth below as follows:]

Date	Principal Amortization Payment

Add-On Term Loan Maturity Date	Outstanding Amount

5.             Each Additional Lender hereby (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Additional Lender under Section 2.01(c)(ii) of the Credit Agreement, (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Each of the Administrative Agent, the Borrower and the Guarantors agrees that, as of the date hereof, each Additional Lender shall (a) be a party to the Credit Agreement and the other Loan Documents, (b) be a “Lender” for all purposes of the Credit Agreement and the other Loan Documents and (c) have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

3.             The address of each Additional Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by such Additional Lender to the Administrative Agent.

4.             This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

5.             THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

LENDERS:
By:
Name:
Title:

BORROWER:	SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

PARENT GUARANTOR:	SPIRIT AEROSYSTEMS HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

GUARANTORS(1)	SPIRIT AEROSYSTEMS INTERNATIONAL HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

SPIRIT AEROSYSTEMS FINANCE, INC.,
a Delaware corporation

By:
Name:
Title:

SPIRIT AEROSYSTEMS INVESTCO, LLC,
a Delaware limited liability company

By:
Name:
Title:

(1)  Revise/update as necessary to reflect Guarantors at time of execution.

SPIRIT AEROSYSTEMS NORTH CAROLINA, INC.,
a North Carolina corporation

By:
Name:
Title:

SPIRIT AEROSYSTEMS OPERATIONS INTERNATIONAL, INC.,
a Delaware corporation

By:
Name:
Title:

SPIRIT DEFENSE, INC.,
a Delaware corporation

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Exhibit 2.02

[Form of] Loan Notice

Date:                        ,

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Parent Guarantor”) and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby requests (select one):

☐  A Borrowing of [a Revolving Loan][the Term B Loan][Add-On Term Loan]

☐  A conversion or continuation of [a Revolving Loan][the Term B Loan][Add-On Term Loan]

1.             On                                                                                               (a Business Day).

2.             In the amount of $                                                                      .

3.             Comprised of [Eurodollar Rate][Base Rate] Loans.

4.             For Eurodollar Rate Loans:  with an Interest Period of [one (1)][two (2)][three (3)][six (6)] months.(1)

The Borrowing, if any, requested herein (i) complies with Section 2.01(a), (b) and/or (c)(ii)(A), as applicable, of the Credit Agreement and Section 2.02(a) of the Credit Agreement and (ii) the Borrower hereby represents and warrants that each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.  Any continuation or conversion complies with Section 2.02(c) of the Credit Agreement.

SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

(1)  Other periods of twelve (12) months or less require the consent of all Lenders.

Exhibit 2.04(b)

[Form of] Swing Line Loan Notice

Date:                        ,

To:                             Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Parent Guarantor”) and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby requests a Swing Line Loan:

1.             On                                                                                     (a Business Day).

2.             In the amount of $                                                            .

The Borrowing of the Swing Line Loan requested herein complies with the requirements of Section 2.04(a) of the Credit Agreement, and the Borrower hereby represents and warrants that each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing of such Swing Line Loan.

SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.05(a)

[Form of] Notice of Prepayment and/or Reduction/Termination of Commitments

Date:                        ,

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Parent Guarantor”) and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Notice is hereby given that the Borrower intends to (select one):

☐                                    Prepay [a Revolving Loan][the Term B Loan][an Add-On Term Loan] comprised of [Eurodollar Rate][Base Rate] Loans.

☐                                    Prepay a Swing Line Loan

☐                                    Permanently reduce the Aggregate Revolving Commitments.

1.             On                                                                                   (a Business Day).

2.             In the amount of $                                                           .

The prepayment described herein complies with Section 2.05(a)(i), 2.05(a)(ii) or Section 2.06(a), as applicable, of the Credit Agreement.

SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.11(a)

[Form of] Revolving Note

FOR VALUE RECEIVED, Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to                                            or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Parent Guarantor and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS REVOLVING NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REVOLVING NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature on Following Page]

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed by its duly authorized officer as of the day and year first above written.

SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.11(b)

[Form of] Swing Line Note

FOR VALUE RECEIVED, Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to                                            or registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Parent Guarantor and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made directly to the Swing Line Lender in Dollars in immediately available funds at the Swing Line Lender.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate set forth in the Credit Agreement.

This Swing Line Note is one of the Swing Line Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Swing Line Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Swing Line Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.

THIS SWING LINE NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature on Following Page]

IN WITNESS WHEREOF, the Borrower has caused this Swing Line Note to be duly executed by its duly authorized officer as of the day and year first above written.

SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.11(c)

[Form of] Term B Note

FOR VALUE RECEIVED, Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to                                            or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term B Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Parent Guarantor and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term B Loan from the Closing Date until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate set forth in the Credit Agreement.

This Term B Note is one of the Term B Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term B Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term B Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  The Term B Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term B Note and endorse thereon the date, amount and maturity of its Term B Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term B Note.

THIS TERM B NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TERM B NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature on Following Page]

IN WITNESS WHEREOF, the Borrower has caused this Term B Note to be duly executed by its duly authorized officer as of the day and year first above written.

SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 2.11(d)

[Form of] Add-On Term Note

FOR VALUE RECEIVED, Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to                                            or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Add-On Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Parent Guarantor and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Add-On Term Loan from the date of such Add-On Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate set forth in the Credit Agreement.

This Add-On Term Note is one of the Add-On Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Add-On Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Add-On Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Add-On Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Add-On Term Note and endorse thereon the date, amount and maturity of its Add-On Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Add-On Term Note.

THIS ADD-ON TERM NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ADD-ON TERM NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature on Following Page]

IN WITNESS WHEREOF, the Borrower has caused this Add-On Term Note to be duly executed by its duly authorized officer as of the day and year first above written.

SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit 3.01-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Parent Guarantor”) and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., in its capacities as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

Exhibit 3.01-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Parent Guarantor”) and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., in its capacities as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

Exhibit 3.01-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Parent Guarantor”) and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., in its capacities as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

Exhibit 3.01-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Parent Guarantor”) and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., in its capacities as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT 7.01(b)

[Form of] Compliance Certificate

Financial Statement Date:                        ,

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), the Parent Guarantor and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Financial Officer hereby certifies as of the date hereof that he/she is the                                                                                         of the Parent Guarantor, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Parent Guarantor, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(b) of the Credit Agreement for the Fiscal Year of the Parent Guarantor ended as of the above date, certified (without an Impermissible Qualification) by an independent certified public accountant as required by such section.

[Use the following paragraph 1 for fiscal year-end financial statements delivered electronically]

1.           The year-end audited financial statements required by Section 7.01(b) of the Credit Agreement for the Fiscal Year of the Parent Guarantor ended as of the above date, certified (without an Impermissible Qualification) by an independent certified public accountant as required by such section have been electronically delivered to the Administrative Agent pursuant to the provisions set forth in Section 7.01 of the Credit Agreement.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(a) of the Credit Agreement for the Fiscal Quarter of the Parent Guarantor ended as of the above date.  Such financial statements fairly present in all material respects the financial position, result of operations and cash flows of the Parent Guarantor and its Subsidiaries in accordance with GAAP consistently applied as at such date.

[Use the following paragraph 1 for fiscal quarter-end financial statements delivered electronically]

1.           The unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Parent Guarantor ended as of the above date have been electronically delivered to the Administrative Agent pursuant to the provisions set forth in Section 7.01 of the Credit Agreement.  Such financial statements fairly present in all material respects the financial position, result of operations and cash flows of the Parent Guarantor and its Subsidiaries in accordance with GAAP consistently applied as at such date.

2.             The undersigned has reviewed and is familiar with the terms of the Credit Agreement and the other Loan Documents and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent Guarantor and its Subsidiaries during the accounting period covered by such financial statements.

3.             An examination of the activities of the Parent Guarantor and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Parent Guarantor and the other Loan Parties have performed and observed all their obligations under the Loan Documents, and

[select one:]

[to the awareness of the undersigned after examination necessary for the signing of this Certificate, during such fiscal period each of the Parent Guarantor and the other Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

—or—

[during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4.             The representations and warranties of the Loan Parties contained in Article VI of the Credit Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

5.             The financial covenant analyses forth on Schedule 2 attached hereto show compliance with, each of the financial ratios and restrictions contained in the Financial Covenants

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                     ,                                 .

SPIRIT AEROSYSTEMS HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title: [Must be a Financial Officer]

Exhibit 7.15

[Form of] Guarantor Joinder Agreement

THIS GUARANTOR JOINDER AGREEMENT (the “Agreement”) dated as of                     ,         , is by and between                     , a                      (the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under the Credit Agreement, dated as of April [    ], 2012 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Parent Guarantor”) and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., in its capacities as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required cause the New Subsidiary to become a “Guarantor” pursuant to Section 7.15 of the Credit Agreement and to cause it to become an “Obligor” under the Pledge and Security Agreement pursuant to Section 7.11 of the Credit Agreement.  Accordingly, the New Subsidiary hereby agrees with the Administrative Agent as follows:

1.             The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to the Administrative Agent, each Lender and each other holder of the Obligations, as provided in Article IV of the Credit Agreement, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.             The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge and Security Agreement and an “Obligor” for all purposes of the Pledge and Security Agreement, and shall have all the obligations of an Obligor thereunder as if it had executed the Pledge and Security Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge and Security Agreement.  Without limiting generality of the foregoing terms of this paragraph 2, to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Pledge and Security Agreement), the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the Collateral (as such term is defined in the Pledge and Security Agreement) of the New Subsidiary.

3.             The New Subsidiary hereby represents and warrants to the Administrative Agent that:

(i)            Set forth on Schedule 1 is a list of all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(ii)           Set forth on Schedule 2 is the chief executive office, U.S. taxpayer identification number, organizational identification number (if any) of the New Subsidiary as of the date hereof.

(iii)          The exact legal name and state of organization of the New Subsidiary is as set forth on the signature pages hereto.

(iv)          Except as set forth on Schedule 3, the New Subsidiary has not during the five (5) years preceding the date hereof (A) changed its legal name, (B) changed its state of formation, or (C) been party to a merger, consolidation or other change in structure.

(v)           Set forth on Schedule 4 is a list of all intellectual property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the New Subsidiary as of the date hereof.

(vi)          As of the date hereof, the New Subsidiary has no Commercial Tort Claims involving a claim for damages in excess $5,000,000 in any individual instance or $10,000,000 in the aggregate for all commercial tort claims of any of the Loan Parties not subject to a Lien in favor of the Collateral Agent, other than as set forth on Schedule 5.

4.             The address of the New Subsidiary for purposes of all notices and other communications is the address set forth for the Borrower on Schedule 11.02 to the Credit Agreement.

5.             The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the Guaranty.

6.             This Agreement may be executed in two  (2) or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7.             This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the New Subsidiary has caused this Guarantor Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Exhibit 11.06

[Form of] Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.](1)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities(2)) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

(1)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

(2)  Include all applicable subfacilities.

3.             Borrower:               Spirit AeroSystems, Inc., a Delaware corporation

4.                                       Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.                                       Credit Agreement:                Credit Agreement, dated as of April [    ], 2012, among the Borrower, the Parent Guarantor and the other Guarantors identified therein, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent

6.             Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned(3)	Aggregate Amount of Commitment/Loans for all Lenders(4)	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans(5)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.          Trade Date:                          ](6)

Effective Date:                                     , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Name:
Title:

(3)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Term B Loan”, etc.).

(4)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(5)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(6)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](7) Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:](8)

[BANK OF AMERICA, N.A., as L/C Issuer and Swing Line Lender]

By:
Name:
Title:

SPIRIT AEROSYSTEMS, INC.,

a Delaware corporation

By:
Name:
Title:

(7)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(8)  To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1.      Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.